Exhibit 10.7

MASTER LEASE AGREEMENT

THIS MASTER LEASE AGREEMENT (this “Lease”) is made as of March 31, 2008 (the “Effective Date”), by and between SPIRIT MASTER FUNDING IV, LLC, a Delaware limited liability company (“Lessor”), whose address is 14631 N. Scottsdale Road, Suite 200, Scottsdale, Arizona 85254-2711, and MALIBU BOATS, LLC, a Delaware limited liability company (“Lessee”), whose address is One Malibu Court, Merced, California 95340. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A hereto.

In consideration of the mutual covenants and agreements herein contained, Lessor and Lessee hereby covenant and agree as follows:

ARTICLE I

BASIC LEASE TERMS

Section 1.01. Properties. The street addresses of the Properties are One Malibu Court, Merced, California 95340 and 5075 Kimberly Way, Loudon, Tennessee 37774. See also Exhibit B attached hereto.

Section 1.02. Initial Term Expiration Date. March 31, 2028.

Section 1.03. Extension Options. Three (3) extensions of Ten (10) years each, as described in Section 3.02.

Section 1.04. Term Expiration Date (if fully extended). March 31, 2058.

Section 1.05. Initial Base Annual Rental. $1,706,057, as described in Article IV.

Section 1.06. Rental Adjustment. The lesser of (i) 10%, or (ii) the cumulative change in the Price Index, as described in Section 4.02.

Section 1.07. Adjustment Date. April 1, 2013, and every fifth anniversary thereafter during the Lease Term (including any Extension Term).

Section 1.08. Guarantor. N/A.

Section 1.09. Lessee Tax Identification No. 20-5114805.

Section 1.10. Lessor Tax Identification No. 20-8578471.

ARTICLE II

LEASE OF PROPERTIES

Section 2.01. Lease. In consideration of Lessee’s payment of the Rental and other Monetary Obligations and Lessee’s performance of all other obligations hereunder, Lessor hereby leases to Lessee, and Lessee hereby takes and hires, the Properties, “AS IS” and “WHERE IS” without representation or warranty by Lessor, and subject to the existing state of title, the parties in possession, any statement of facts which an accurate survey or physical inspection might reveal, and all Legal Requirements now or hereafter in effect.

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Section 2.02. Quiet Enjoyment. So long as Lessee shall pay the Rental and other Monetary Obligations provided in this Lease, and shall keep and perform all of the terms, covenants and conditions on its part contained herein, Lessee shall have, subject and to the terms and conditions set forth herein, the right to the peaceful and quiet enjoyment and occupancy of the Properties.

ARTICLE III

LEASE TERM; EXTENSION

Section 3.01. Initial Term. The initial term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on March 31, 2028 (“Expiration Date”), unless terminated sooner as provided in this Lease and as may be extended as provided herein. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”

Section 3.02. Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, and provided that all other agreements necessary to the continued operation of Lessee’s business at each of the Properties are extended for a period of not less than the applicable extension periods, Lessee shall have the right and option (each, an “Extension Option”) to extend the Initial Term for all and not less than all of the Properties for Three (3) additional successive periods of Ten (10) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect.

Section 3.03. Notice of Exercise. Lessee may only exercise the Extension Options by giving written notice thereof to Lessor of its election to do so no later than one hundred twenty (120) days prior to the Expiration Date and one hundred twenty (120) days prior to the end of the immediately preceding Extension Term, as the case may be. If written notice of the exercise of any Extension Option is not received by Lessor by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Upon the request of Lessor or Lessee, the parties hereto will, at the expense of Lessee, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03.

Section 3.04. Removal of Personalty. Upon the expiration of the Lease Term, Lessee may remove from the Properties all personal property belonging to Lessee. Lessee shall repair any damage caused by such removal and shall leave all of the Properties clean and in good and working condition and repair inside and out, subject to normal wear and tear. Any property of Lessee left on the Properties on the tenth day following the expiration of the Lease Term shall automatically and immediately become the property of Lessor.

ARTICLE IV

RENTAL AND OTHER MONETARY OBLIGATIONS

Section 4.01. Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Lessee shall pay in advance the Base Monthly Rental then in effect. If the Effective Date is a date other than the first day of the month, Lessee shall pay to Lessor on the Effective Date the Base

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Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.

Section 4.02. Adjustments. During the Lease Term (including any Extension Term), on the first Adjustment Date and on each Adjustment Date thereafter, the Base Annual Rental shall increase by an amount equal to the Rental Adjustment; provided, however, that in no event shall Base Annual Rental be reduced as a result of the application of the Rental Adjustment.

Section 4.03. Additional Rental. Lessee shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Lessee under this Lease which are not specifically referred to as Rental. Lessee shall pay and discharge any Additional Rental when the same shall become due, provided that amounts which are billed to Lessor or any third party, but not to Lessee, shall be paid within fifteen (15) days after Lessor’s demand for payment thereof or, if later, when the same are due. In no event shall Lessee be required to pay to Lessor any item of Additional Rental that Lessee is obligated to pay and has paid to any third party pursuant to any provision of this Lease.

Section 4.04. Rentals To Be Net to Lessor. The Base Annual Rental payable hereunder shall be net to Lessor, so that this Lease shall yield to Lessor the Rentals specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Properties shall be performed and paid by Lessee. Lessee shall perform all of its obligations under this Lease at its sole cost and expense. All Rental and other Monetary Obligations which Lessee is required to pay hereunder shall be the unconditional obligation of Lessee and shall be payable in full when due and payable, without notice or demand, and without any setoff, abatement, deferment, deduction or counterclaim whatsoever.

Section 4.05. ACH Authorization. Upon execution of this Lease, Lessee shall deliver to Lessor a complete Authorization Agreement — Pre-Arranged Payments in the form of Exhibit C attached hereto and incorporated herein by this reference, together with a voided check for account verification, establishing arrangements whereby payments of the Base Monthly Rental, any Additional Rental, impound payments (if any), sales tax on real property tax (if any), and any other Monetary Obligations are transferred by Automated Clearing House Debit initiated by Lessor from an account established by Lessee at a United States bank or other financial institution to such account as Lessor may designate. Lessee shall continue to pay all Rental and other Monetary Obligations by Automated Clearing House Debit unless otherwise directed by Lessor.

Section 4.06. Late Charges; Default Interest. Any delinquent payment made over three (3) calendar days after such payment was due, shall, in addition to any other remedy of Lessor, incur a late charge of five percent (5%) (which late charge is intended to compensate Lessor for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date three (3) calendar days after such payment was due through and including the date of the payment; provided, however, in no event shall Lessee be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

Section 4.07. Holdover. If Lessee remains in possession of the Properties after the expiration of the term hereof, Lessee, at Lessor’s option and within Lessor’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay Rentals and other Monetary Obligations in the amounts herein provided, except that the Base Monthly Rental shall be automatically increased to one hundred fifty percent (150%) of the last Base Monthly Rental payable under this Lease, and Lessee shall

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comply with all the terms of this Lease; provided that nothing herein nor the acceptance of Rental by Lessor shall be deemed a consent to such holding over. Lessee shall defend, indemnify, protect and hold the Indemnified Parties harmless from and against any and all Losses resulting from Lessee’s failure to surrender possession upon the expiration of the Lease Term, including, without limitation, any claims made by any succeeding lessee.

Section 4.08. Guaranty. [Reserved].

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF LESSEE

The representations and warranties of Lessee contained in this Article V are being made to induce Lessor to enter into this Lease, and Lessor has relied, and will continue to rely, upon such representations and warranties. Lessee represents and warrants to Lessor as follows:

Section 5.01. Organization, Authority and Status of Lessee. Lessee has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required. All necessary company action has been taken to authorize the execution, delivery and performance by Lessee of this Lease and of the other documents, instruments and agreements provided for herein, including without limitation, the Transaction Documents. Lessee is not a “foreign limited liability company,” “foreign corporation,” “foreign partnership,” “foreign trust” or “foreign estate,” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Lessee is duly authorized to do so.

Section 5.02. Enforceability. This Lease constitutes the legal, valid and binding obligation of Lessee, enforceable against Lessee in accordance with its terms.

Section 5.03. Property Condition. Lessee has physically inspected all of the Properties and has examined title to the Properties, and has found all of the same satisfactory in all respects for all of Lessee’s purposes.

Section 5.04. Litigation. There are no suits, actions, proceedings or investigations pending, or to the best of its knowledge, threatened against or involving Lessee or the Properties before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

Section 5.05. Absence of Breaches or Defaults. Lessee is not in default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Properties or any of Lessee’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for herein will not result in any breach of or default under any document, instrument or agreement to which Lessee is a party or by which Lessee, the Properties or any of Lessee’s property is subject or bound.

Section 5.06. Licenses and Permits. Lessee has obtained all required licenses and permits, both governmental and private, to use and operate the Properties as Permitted Facilities.

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Section 5.07. Financial Condition; Information Provided to Lessor. The financial statements, all financial data and all other documents and information heretofore delivered to Lessor by or with respect to the Lessee and the Properties in connection with this Lease or relating to the Lessee or the Properties are true, correct and complete in all material respects; there have been no amendments thereto since the date such items were prepared or delivered to Lessor; all financial statements provided were prepared in accordance with GAAP, and fairly present as of the date thereof the financial condition of each individual or entity to which they pertain; and no change has occurred to any such financial statements, financial data, documents and other information not disclosed in writing to Lessor, which has had, or could reasonably be expected to result in, a Material Adverse Effect.

Section 5.08. Compliance With OFAC Laws. Lessee, and no individual or entity owning directly or indirectly any interest in Lessee, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 5.09. Solvency. There is no contemplated, pending or threatened Insolvency Event or similar proceedings, whether voluntary or involuntary, affecting Lessee, or to the best of Lessee’s knowledge, its members or its Affiliates. Lessee does not have unreasonably small capital to conduct its business.

Section 5.10. Ownership. No Person that actually or constructively owns ten percent (10%) or more of the outstanding capital stock of Lessor owns, directly or indirectly, (a) ten percent (10%) or more of the total combined voting power of all classes of voting capital stock of Lessee, or (b) ten percent (10%) or more of the total value of all classes of capital stock of Lessee.

Section 5.11. Franchise Agreement [Reserved].

ARTICLE VI

TAXES AND ASSESSMENTS; UTILITIES; INSURANCE

Section 6.01. Taxes.

(a) Payment. Lessee shall pay, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments of every type or nature assessed against or imposed upon the Properties, Lessee or Lessor during the Lease Term related to or arising out of this Lease and the activities of the parties hereunder, including without limitation, (i) all taxes or assessments upon the Properties or any part thereof and upon any personal property, trade fixtures and improvements located on the Properties, whether belonging to Lessor or Lessee, or any tax or charge levied in lieu of such taxes and assessments; (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Properties by Lessee; and (iii) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rental or other Monetary Obligations hereunder, the leasehold estate of either party or the activities of either party pursuant to this Lease. Notwithstanding the foregoing, nothing contained in this Section 6.01(a) shall require Lessee to pay foreign, state, local or federal income, inheritance, estate, succession, capital levy, stamp, transfer, excess profit, revenue, gift or similar taxes of Lessor. For these purposes, income taxes shall include (i) taxes, however labeled, determined by reference to income, and (ii) any tax, however labeled, imposed on one or more alternative bases, where one or more of such alternative bases is based on income and the tax is in fact imposed on the income base.

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(b) Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Lessee shall, upon prior written request of Lessor, provide Lessor with evidence reasonably satisfactory to Lessor that such payment was made in a timely fashion. Lessee may, at its own expense, contest or cause to be contested (in the case of any item involving more than $10,000, after prior written notice to Lessor), by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto, including, without limitation, the amount or validity or application, in whole or in part, of any such item, provided that (i) neither the Properties nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred; (iii) Lessee posts a bond or takes other steps acceptable to Lessor that remove such lien or stay enforcement thereof; (iv) Lessee shall promptly provide Lessor with copies of all notices received or delivered by Lessee and filings made by Lessee in connection with such proceeding; and (v) upon termination of such proceedings, it shall be the obligation of Lessee to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith.

Section 6.02. Utilities. Lessee shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Properties during the Lease Term. Under no circumstances shall Lessor be responsible for any interruption of any utility service unless due to Lessor’s gross negligence.

Section 6.03. Insurance.

(a) Coverage. Throughout the Lease Term, Lessee shall maintain, with respect to each of the Properties, at its sole expense, the following types and amounts of insurance, in addition to such other insurance as Lessor may reasonably require from time to time:

(i) Insurance against loss or damage to real property under an “all risk” insurance policy, which shall include coverage against all risks of direct physical loss, including loss by mechanical breakdown, fire, lightning, ordinance or law, windstorm and hail with a limit satisfactory to Lessor and other risks normally included in the standard ISO special form. Such insurance shall be at an agreed value, without a coinsurance provision, representing 100% of replacement cost, as determined from time to time at Lessor’s request but not more frequently than once in any twelve (12) month period.

(ii) Insurance against loss or damage to real property at the Merced location from flood (both primary federal flood and excess flood, to the extent located within a 100-year flood zone) and earthquake purchased either monoline or through a “differences in conditions” (including excess flood and earthquake) insurance policy. Such insurance shall be in an amount not less than 100% of replacement cost (as determined in accordance with the subparagraph (i) above). Notwithstanding the above provisions, to the extent the Property is located in the State of California or in a “seismic zone” 3 or 4 (as defined in the Uniform Building Code published by the International Conference of

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Building Officials) and earthquake insurance in the amount of full replacement cost is not available at commercially reasonable rates, Lessee shall obtain earthquake insurance in an amount not less than the probable maximum loss as determined by a recognized earthquake engineering firm, less a reasonable deductible, not to exceed 5% of full replacement cost.

(iii) Comprehensive general liability insurance, including products and completed operation liability, covering Lessor and Lessee against bodily injury liability, property damage liability and personal and advertising injury, including but not limited to, any liability arising out of the ownership, maintenance, repair, condition or operation of the Property or adjoining ways, streets, parking lots or sidewalks. Such insurance policy or policies shall contain standard contractual liability coverage without limitation, under which the insurer agrees to insure Lessee’s obligations under Article X hereof to the extent insurable, and a “severability of interest” clause or endorsement which precludes the insurer from denying the claim of Lessee or Lessor because of the negligence or other acts of the other, shall be in amounts of not less than $5,000,000 per occurrence for bodily injury and property damage, and $5,000,000 general aggregate per location, or such higher limits as Lessor may reasonably require from time to time, and shall be of form and substance reasonably satisfactory to Lessor. Such coverage limits may be obtained through a combination of primary and umbrella policies, if and as Lessee may elect.

(iv) Workers’ compensation insurance in the statutorily mandated limits covering all persons employed by Lessee on the Property in connection with any work done on or about any of the Property for which claims for death or bodily injury could be asserted against Lessor, Lessee or the Property.

(v) Rental value insurance, equal to 100% of the Base Annual Rental (as may adjusted hereunder) for a period of not less than twelve (12) months, which insurance shall be carved out of Lessee’s business interruption coverage for a separate rental value insurance payable to Lessor, or if rental value insurance is included in Lessee’s business interruption coverage, the insurer shall provide priority payment to any rent obligations, and such obligations shall be paid directly to Lessor. Such insurance is to follow form of the real property “all risk” coverage and is not to contain a co-insurance clause.

(vi) Such additional and/or other insurance and in such amounts as at the time is customarily carried by prudent owners or tenants with respect to improvements similar in character, location and use and occupancy to the Property.

(b) Insurance Provisions. All insurance policies shall:

(i) provide (A) for a waiver of subrogation by the insurer as to claims against Lessor, its employees and agents; (B) that the insurer shall not deny a claim and that such insurance cannot be unreasonably cancelled, invalidated or suspended on account of the conduct of Lessee, its officers, directors, employees or agents, or anyone acting for Lessee or any subtenant or other occupant of the Properties; and (C) that any losses otherwise payable thereunder shall be payable notwithstanding any act or omission of Lessor or Lessee which might, absent such provision, result in a forfeiture of all or a part of such insurance payment;

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(ii) be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Lessor and the insurance policy shall not be brought into contribution with insurance maintained by Lessor;

(iii) contain deductibles not to exceed $100,000.00 for all coverages, except excess flood and earthquake insurance which may have a 5% of replacement cost deductible;

(iv) contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Lessor;

(v) provide that the policy of insurance shall not be terminated, cancelled or amended without at least thirty (30) days’ prior written notice to Lessor and to any Lender covered by any standard mortgagee clause or endorsement;

(vi) provide that the insurer shall not have the option to restore the Properties if Lessor elects to terminate this Lease in accordance with the terms hereof;

(vii) be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;

(viii) except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Lessor and any Lessor Affiliate or Lender requested by Lessor, as an “additional insured” with respect to general liability insurance, as a “named insured” with respect to real property, and as a “loss payee” with respect to all real property and rental value insurance, as appropriate and as their interests may appear;

(ix) be evidenced by delivery to Lessor and any Lender designated by Lessor of an Acord Form 28 for property coverage (or any other form requested by Lessor) and an Acord Form 25 for liability, workers’ compensation and umbrella coverage (or any other form requested by Lessor); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a similar form reasonably satisfactory to Lessor and any Lender designated by Lessor; and

(x) be issued by insurance companies licensed to do business in the states where the Properties are located and which are rated A:VIII or better by Best’s Insurance Guide or are otherwise reasonably approved by Lessor; provided, however, earthquake and excess flood insurance may be acquired from insurance carriers not admitted in the applicable state or rated A- or better by Best’s Insurance Guide.

(c) Additional Obligations. It is expressly understood and agreed that (i) if any insurance required hereunder, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Lessee, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Lessee shall immediately obtain new or additional insurance reasonably satisfactory to Lessor and any Lender designated by Lessor; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of

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Lessee for its acts or omissions as provided in this Lease; (iii) Lessee shall procure policies for all insurance for periods of not less than one year (except at the beginning and end of the term of this Lease if less than one year) and shall provide to Lessor and any servicer or Lender of Lessor certificates of insurance or, upon Lessor’s request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Lessee shall pay as they become due all premiums for the insurance required by this Section 6.03; and (v) in the event that Lessee fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Lessor to Lessee, (A) Lessor shall be entitled to procure such insurance; and (B) any sums expended by Lessor in procuring such insurance shall be Additional Rental and shall be repaid by Lessee, together with interest thereon at the Default Rate, from the time of payment by Lessor until fully paid by Lessee immediately upon written demand therefor by Lessor.

(d) Blanket Policies. Anything in this Section 6.03 to the contrary notwithstanding, any insurance which Lessee is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other properties or liabilities of Lessee provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.

(e) Policy Changes. Lessee may from time to time change the coverages (including deductibles) required hereunder to respond to changes in the insurance market; provided, however, that Lessee may not vary from the coverages (and deductibles) required hereunder without the prior written consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 6.04. Tax and Insurance Impound. Upon the occurrence and continuance of an Event of Default and with respect to each Event of Default, in addition to any other remedies, Lessor may require Lessee to pay to Lessor sums which will provide an impound account (which shall not be deemed a trust fund) for paying up to the next one year of taxes, assessments and/or insurance premiums. Upon such requirement, Lessor will estimate and notify Lessee of the amounts needed for such purposes, and Lessee shall pay the same to Lessor within ten (10) days of Lessor’s notice thereof. Should additional funds be required at any time, Lessee shall pay the same to Lessor within ten (10) days after demand. Lessee shall advise Lessor of all taxes and insurance bills which are due and shall cooperate fully with Lessor in assuring that the same are paid. Lessor may deposit all impounded funds in accounts insured by any federal or state agency and may commingle such funds with other funds and accounts of Lessor. Interest or other gains from such funds, if any, shall be the sole property of Lessor. In the event of any default by Lessee, Lessor may apply all impounded funds against any sums due from Lessee to Lessor. Lessor shall give to Lessee an annual accounting showing all credits and debits to and from such impounded funds received from Lessee. Notwithstanding the foregoing, provided Lessee has remained free from an Event of Default for a period of one (1) year, Lessor shall promptly return to Lessee any sums held in any such impound account.

ARTICLE VII

MAINTENANCE; ALTERATIONS

Section 7.01. Condition of Property; Maintenance. Lessee hereby accepts the Properties “AS IS” and “WHERE IS” with no representation or warranty of Lessor as to the condition thereof. Lessee shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements erected on each of the Properties in good order and repair, free from actual or constructive

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waste; (b) the repair or reconstruction of any building, structures or improvements erected on the Properties damaged or destroyed by a Casualty; (c) subject to Sections 7.02 and 11.02(e), making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements erected on the Properties including without limitation, completion of the repairs described on the Physical Condition Assessment Reports prepared by EMG dated February 26, 2008 and March 4, 2008 and such schedules attached hereto as Exhibit E; and (d) paying all operating costs of the Properties in the ordinary course of business. Lessee waives any right to require Lessor to maintain, repair or rebuild all or any part of the Properties or make repairs at the expense of Lessor pursuant to any Legal Requirements at any time in effect.

Section 7.02. Alterations and Improvements. During the Lease Term, Lessee shall not alter the exterior, structural, plumbing or electrical elements of the Properties in any manner without the consent of Lessor, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Lessee may undertake structural, exterior, plumbing and electrical alterations, which may include the construction and demolition of additional improvements to the Properties (if such demolition does not unreasonably impair the ability to operate the Permitted Facility on the applicable Property, does not effect any improvements located on the applicable Property as of the Effective Date and is at Lessee’s sole cost and expense), individually, costing less than $500,000, as adjusted by changes in the Price Index, without Lessor’s prior written consent. Lessee may undertake any non-structural alteration to the Properties, so long as Lessee provides Lessor with fourteen (14) days prior written notice of such alterations, if greater than $10,000, as adjusted by changes in the Price Index. If Lessor’s consent is required hereunder and Lessor consents to the making of any such alterations, the same shall be made by Lessee at Lessee’s sole expense by a licensed contractor (which may be directly subcontracted with by Lessee) and according to plans and specifications approved by Lessor and subject to such other conditions as Lessor shall reasonably require. Any work at any time commenced by Lessee on the Properties shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease and all Legal Requirements. Lessor shall reasonably cooperate with all improvements including, without limitation, signing applications. Upon completion of any alterations individually costing $10,000 or more, as adjusted by changes in the Price Index, Lessee shall promptly provide Lessor with evidence of full payment to all laborers and materialmen contributing to the alterations. Additionally, upon completion of any such alterations, Lessee shall promptly provide Lessor with (a) an architect’s certificate certifying the alterations to have been completed in conformity with the plans and specifications (if the alterations are of such a nature as would require the issuance of such a certificate from the architect); (b) a certificate of occupancy (if the alterations are of such a nature as would require the issuance of a certificate of occupancy); and (c) any other documents or information reasonably requested by Lessor. Lessee shall keep the Properties free from any liens arising out of any work performed on, or materials furnished to, the Properties. Lessee shall execute and file or record, as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice permitted under applicable law in the states where the Properties are located which provides that Lessor is not responsible for the payment of any costs or expenses relating to the additions or alterations. Any addition to or alteration of the Properties shall be deemed a part of the Properties and belong to Lessor, and Lessee shall execute and deliver to Lessor such instruments as Lessor may require to evidence the ownership by Lessor of such addition or alteration.

Section 7.03. Expansion of Facilities. Lessor agrees to consider reimbursement of Lessee’s costs for an expansion of the Permitted Facilities, provided that Lessor and Lessee shall have entered into a reimbursement agreement with mutually agreeable terms and conditions and, at the time of Lessee’s request for such reimbursement: (a) no Event of Default shall have occurred and be continuing under this Lease; (b) such expansion is completed in accordance with the terms and provisions of Section 7.02 of

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this Lease; and (c) Lessor and Lessee shall execute a written amendment to this Lease to increase the Base Annual Rental by an amount equal to the amount advanced by Lessor as a reimbursement multiplied by a rate equal to a fixed spread over the U.S. Treasury security.

Section 7.04. Encumbrances. During the Lease Term, Lessor shall have the right to grant easements on, over, under and above the Properties without the prior consent of Lessee, provided that such easements will not materially interfere with Lessee’s use of the Properties or have a Material Adverse Effect on the Properties. Within a reasonable amount of time before granting any such easement(s), Lessor shall provide notice to Lessee of such request. Lessee shall comply with and perform all obligations of Lessor under all easements, declarations, covenants, restrictions and other items of record now or hereafter encumbering the Properties. Without Lessor’s prior written consent, Lessee shall not grant any easements on, over, under or above the Properties.

ARTICLE VIII

USE OF THE PROPERTIES; COMPLIANCE

Section 8.01. Use. During the Lease Term, each of the Properties shall be used solely for the operation of a Permitted Facility. Except during periods when a Property is untenantable due to Casualty or Condemnation (and provided that Lessee continues to strictly comply with the other terms and conditions of this Lease), Lessee shall at all times during the Lease Term occupy the Properties and shall diligently operate its business on the Properties.

Section 8.02. Alternative Use. Lessee shall not, by itself or through any assignment, sublease or other type of transfer, convert any of the Properties to an alternative use during the Lease Term without Lessor’s prior written consent, which consent shall not be unreasonably withheld; provided, however, that Lessor’s consent shall not be deemed unreasonably withheld if Lessor’s decision is based on any or all of the following: (a) whether the converted use will increase Lessor’s risks or decrease the value of such Property; and (b) whether the converted use will adversely affect Lessor’s status as a REIT or Lessor’s ability to complete a Securitization.

Section 8.03. Compliance. Lessee’s use and occupation of each of the Properties, and the condition thereof, shall, at Lessee’s sole cost and expense, comply fully with all Legal Requirements and all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record, with respect to the Properties, in either event, the failure with which to comply could have a Material Adverse Effect. Without in any way limiting the foregoing provisions, Lessee shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990, as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Properties now or hereafter in effect. Upon Lessor’s written request from time to time during the Lease Term, Lessee shall certify in writing to Lessor that Lessee’s representations, warranties and obligations under Section 5.08 and this Section 8.03 remain true and correct (or shall specify any exceptions thereto) and have not otherwise been breached. Lessee shall immediately notify Lessor in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Lessee has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Lessee shall comply with all Legal Requirements and directives of Governmental Authorities and, at Lessor’s request, provide to Lessor copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Lessee shall also reimburse Lessor for all Costs incurred by Lessor in evaluating the

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effect of such an event on the Properties and this Lease, in obtaining any necessary license from Governmental Authorities as may be necessary for Lessor to enforce its rights under the Transaction Documents, and in complying with all Legal Requirements applicable to Lessor as the result of the existence of such an event and for any penalties or fines imposed upon Lessor as a result thereof. Lessee will use its best efforts to prevent any act or condition to exist on or about the Properties which will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Lessee shall pay for such increase. Lessee agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Lessee’s failure to comply with its obligations under this Section.

Section 8.04. Environmental.

(a) Representations and Warranties. Lessee represents and warrants to Lessor which representations and warranties shall survive the execution and delivery of this Lease, as follows:

(i) Except as otherwise disclosed, to Lessee’s knowledge the Properties and Lessee are not in violation of or subject to, any pending or, to Lessee’s actual knowledge, threatened investigation or inquiry by any Governmental Authority or to any remedial obligations under any Environmental Laws that could have a Material Adverse Effect, nor has Lessee received any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) with respect to any Property relating to (A) Hazardous Materials, Regulated Substances or USTs, or Remediation thereof; (B) possible liability of any Person pursuant to any Environmental Law; (C) other environmental conditions; or (D) any actual or potential administrative or judicial proceedings in connection with any of the foregoing that could have a Material Adverse Effect. The foregoing representations and warranties would continue to be true and correct following disclosure to the applicable Governmental Authorities of all relevant facts, conditions and circumstances, if any, pertaining to the Properties.

(ii) (A) To Lessee’s knowledge, all uses and operations on or of the Properties, whether by Lessee or, to Lessee’s knowledge, any other Person, have been in compliance with all Environmental Laws and environmental permits issued pursuant thereto; (B) to Lessee’s knowledge, there have been no Releases in, on, under or from any of the Properties, or, to Lessee’s knowledge, from other property migrating toward any of the Properties, except in Permitted Amounts; (C) to Lessee’s knowledge, there are no Hazardous Materials, Regulated Substances or USTs in, on, or under any of the Properties, except in Permitted Amounts; (D) to Lessee’s knowledge, the Properties have been kept free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law (the “Environmental Liens”); and (E) Lessee has not allowed any other tenant or other user of the Properties to do any act that materially increased the dangers to human health or the environment, posed an unreasonable risk of harm to any Person (whether on or off any of the Properties), impaired the value of any of the Properties in any material respect, is contrary to any requirement set forth in the insurance policies maintained by Lessor constituted a public or private nuisance, constituted waste, or violated any covenant, condition, agreement or easement applicable to any of the Properties.

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(b) Covenants.

(i) Lessee covenants to Lessor during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(A) The Properties and Lessee shall not be (1) in violation of any Remediation required by any Governmental Authority, or (2) subject to any Remediation obligations under any Environmental Laws. Lessee shall not be in violation of any investigation or inquiry by any Governmental Authority.

(B) All uses and operations on or of the Properties, whether by Lessee or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(C) There shall be no Releases in, on, under or from the Properties, except in Permitted Amounts.

(D) There shall be no Hazardous Materials, Regulated Substances, USTs in, on or under the Properties, except in Permitted Amounts.

(E) Lessee shall keep the Properties or cause the Properties to be kept free and clear of all Environmental Liens, whether due to any act or omission of Lessee or any other Person.

(F) Lessee shall not do or allow any other tenant or other user of the Properties to do any act that (1) materially increases the dangers to human health or the environment, (2) poses an unreasonable risk of harm to any Person (whether on or off any of the Properties), (3) has a Material Adverse Effect, (4) is contrary to any material requirement set forth in the insurance policies maintained by Lessee, (5) constitutes a public or private nuisance or constitutes waste, or (6) violates any covenant, condition, agreement or easement applicable to the Properties.

(G) Lessee shall, at its sole cost and expense, perform any environmental site assessment or other investigation of environmental conditions in connection with the Properties as may be reasonably requested by Lessor based upon reasonable evidence that a Release has occurred (including but not limited to sampling, testing and analysis of soil, water, air, building materials and other materials and substances whether solid, liquid or gas), and share with Lessor the reports and other results thereof, and Lessor and the other Indemnified Parties shall be entitled to rely on such reports and other results thereof.

(H) Lessee shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.04, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.

(ii) Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Lessee to satisfy any one or more of the covenants set forth in subsections (A) through (F) above provided that Lessee shall be in compliance with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Properties.

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(c) Notification Requirements. Lessee shall immediately notify Lessor in writing upon Lessee obtaining actual knowledge of (i) any Releases or Threatened Releases in, on, under or from any of the Properties other than in Permitted Amounts, close to and or migrating towards any of the Properties; (ii) any non-compliance with any Environmental Laws related in any way to any of the Properties; (iii) any actual or potential Environmental Lien; (iv) any required or proposed Remediation of environmental conditions relating to any of the Properties required by applicable Governmental Authorities; and (v) any written or oral notice or other communication which Lessee becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or USTs, or Remediation thereof at or on any of the Properties, other than in Permitted Amounts, possible liability of any Person relating to any of the Properties pursuant to any Environmental Law, other environmental conditions in connection with any of the Properties, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section. Lessee shall, upon Lessor’s written request, deliver to Lessor a certificate stating that Lessee is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease, or noting any exceptions.

(d) Remediation. Lessee shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation required by any Governmental Authority of any condition (including, but not limited to, a Release) in, on, under or from the Properties and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Lessee fail to undertake such Remediation in accordance with the preceding sentence, Lessor, after written notice to Lessee and Lessee’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Lessee. Any Cost so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor.

(e) Indemnification. Lessee shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, USTs, or other environmental matters concerning the Properties. It is expressly understood and agreed that Lessee’s obligations under this Section solely with respect to periods prior to termination, regardless of when such matters are discovered, shall survive the expiration or earlier termination of this Lease for any reason.

(f) Right of Entry. Lessor and any other Person designated by Lessor, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Properties at all reasonable times and reasonable notice and without undue disruption of Lessee’s business (including, without limitation, in connection with the exercise of any remedies set forth in this Lease) to assess any and all aspects of the environmental condition of any Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lessor’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing.

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Lessee shall cooperate with and provide access to Lessor and any other Person designated by Lessor. Any such assessment or investigation shall be at Lessee’s sole cost and expense if based on reasonable evidence of a Release.

(g) Inspections. At its sole cost and expense, Lessee shall have the Properties inspected as may be required by any Environmental Law for seepage, spillage and other environmental concerns. Lessee shall maintain and monitor USTs in accordance with all Environmental Laws. Lessee shall provide Lessor with written certified results of all inspections performed on the Properties. All costs and expenses associated with the inspection, preparation and certification of results, as well as those associated with any corrective action, shall be paid by Lessee. All inspections and tests performed on the Properties shall be in compliance with all Environmental Laws.

(h) UST Compliance. Lessee shall comply or cause the compliance with all applicable federal, state and local regulations and requirements regarding USTs, including, without limitation, any of such regulations or requirements which impose (i) technical standards, including, without limitation, performance, leak prevention, leak detection, notification reporting and recordkeeping; (ii) corrective action with respect to confirmed and suspected Releases; and (iii) financial responsibility for the payment of costs of corrective action and compensation to third parties for injury and damage resulting from Releases. Lessee shall immediately notify Lessor, in writing, of (A) the presence on or under the Properties, or the Release from any USTs on, above or under the Properties, of any Hazardous Materials or Regulated Substances, apparent or real; and (B) any and all enforcement, clean-up, remedial, removal or other governmental or regulatory actions threatened, instituted or completed pursuant to any of the Environmental Laws affecting the Properties. Upon any such Release from any USTs on, above or under the Properties of any Hazardous Materials or Regulated Substances, Lessee shall immediately remedy such situation in accordance with all Environmental Laws and any request of Lessor. Should Lessee fail to remedy or cause the remedy of such situation in accordance with all Environmental Laws, Lessor shall be permitted to take such actions in its sole discretion to remedy such situation and all Costs incurred in connection therewith, together with interest at the Default Rate, will be paid by Lessee.

(i) Survival. The obligations of Lessee and the rights and remedies of Lessor under this Section 8.04, solely with respect to periods prior to termination, regardless of when such matters are discovered, shall survive the termination, expiration and/or release of this Lease.

(j) Reliance by Environmental Insurer. [Reserved].

Section 8.05. Franchisor Requirements. [Reserved].

ARTICLE IX

ADDITIONAL COVENANTS

Section 9.01. Performance at Lessee’s Expense. Lessee acknowledges and confirms that Lessor may impose reasonable administrative, processing or servicing fees, and collect its attorneys’ fees, costs and expenses in connection with (a) any extension, renewal, modification, amendment and termination of this Lease; (b) any release or substitution of Properties; (c) the procurement of consents, waivers and approvals with respect to the Properties or any matter related to this Lease; (d) the review of

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any assignment or sublease or proposed assignment or sublease or the preparation or review of any subordination or non-disturbance agreement; (e) the collection, maintenance and/or disbursement of reserves created under this Lease or the other Transaction Documents; and (f) inspections required to make certain determinations under this Lease or the other Transaction Documents.

Section 9.02. Inspection. Lessor and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Properties or any part thereof and inspect the same. Lessee hereby waives any claim for damages for any injury or inconvenience to or interference with Lessee’s business, any loss of occupancy or quiet enjoyment of the Properties and any other loss occasioned by such entry, but, subject to Section 10.01, excluding damages arising as a result of the negligence or intentional misconduct of Lessor.

Section 9.03. Financial Information.

(a) Financial Statements. Within forty five (45) days after the end of each fiscal quarter and within one hundred twenty (120) days after the end of each fiscal year of Lessee, Lessee shall deliver to Lessor complete financial statements of the Lessee including a balance sheet, profit and loss statement, statement of changes in financial condition (cash flow statement) and all other related schedules for the fiscal period then ended. All such annual and quarterly financial statements shall be prepared in accordance with GAAP, and shall be certified to be accurate and complete by an officer or director of Lessee. Lessee understands that Lessor will rely upon such financial statements and Lessee represents that such reliance is reasonable. In the event that Lessee’s property and business at the Properties are ordinarily consolidated with other business for financial statements purposes, and to the extent Lessee prepares property level financial statements, such property level financial statements shall be provided to Lessor. The financial statements delivered to Lessor need not be audited, but Lessee shall deliver to Lessor copies of any audited financial statements of the Lessee which may be prepared, as soon as they are available. Within thirty (30) days after the end of each fiscal year of Lessee, and upon prior written request by Lessor, Lessee shall deliver such compliance certificate to Lessor as Lessor may reasonably require in order to establish that Lessee is in compliance with all of its obligations, duties and covenants under this Lease.

(b) Other Information. Notwithstanding any provision contained herein, upon request at any time, Lessee will provide to Lessor any and all financial information and/or financial statements (and in the form or forms) (i) requested by Lessor in connection with Lessor’s filings with or disclosures to any Governmental Authority, including, without limitation, the financial statements required in connection with Securities and Exchange Commission filings by Lessor or its Affiliates; and (ii) as reasonably requested by Lessor.

Section 9.04. OFAC Laws. Upon receipt of notice or upon actual knowledge thereof, Lessee shall immediately notify Lessor in writing if any Person owning (directly or indirectly) any interest in the Lessee, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related laws, or has had funds seized or forfeited in an action under these or related laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

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Section 9.05. Estoppel Certificate. At any time, and from time to time, Lessee shall, promptly and in no event later than ten (10) days after a request from Lessor or any Lender or mortgagee of Lessor, execute, acknowledge and deliver to Lessor or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Lessor, certifying: (a) that Lessee has accepted the Properties; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Lessor in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Lessee of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Lessee; (h) that neither Lessor nor any Lender or mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operation of the Properties, including any handling or disposal of Hazardous Materials or Regulated Substances; and (i) any other information reasonably requested by Lessor or any Lender or mortgagee, as the case may be. If Lessee shall fail or refuse to sign a certificate in accordance with the provisions of this Section within ten (10) days following a request by Lessor, Lessee irrevocably constitutes and appoints Lessor as its attorney-in-fact to execute and deliver the certificate to any such third party, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

ARTICLE X

RELEASE AND INDEMNIFICATION

Section 10.01. Release and Indemnification. Lessee agrees to use and occupy the Properties at its own risk and hereby releases Lessor and Lessor’s agents and employees from all claims for any damage or injury to the full extent permitted by law. Lessee agrees that Lessor shall not be responsible or liable to Lessee or Lessee’s employees, agents, customers, licensees or invitees for bodily injury, personal injury or property damage occasioned by the acts or omissions of any other lessee or any other Person. Lessee agrees that any employee or agent to whom the Properties or any part thereof shall be entrusted by or on behalf of Lessee shall be acting as Lessee’s agent with respect to the Properties or any part thereof, and neither Lessor nor Lessor’s agents, employees or contractors shall be liable for any loss of or damage to the Properties or any part thereof. Lessee shall indemnify, protect, defend and hold harmless each of the Indemnified Parties from and against any and all Losses (excluding Losses suffered by an Indemnified Party arising out of the gross negligence or willful misconduct of such Indemnified Party; provided, however, that the term “gross negligence” shall not include gross negligence imputed as a matter of law to any of the Indemnified Parties solely by reason of Lessor’s interest in any Property or Lessor’s failure to act in respect of matters which are or were the obligation of Lessee under this Lease) caused by, incurred or resulting from Lessee’s operations or by Lessee’s use and occupancy of the Properties, whether relating to its original design or construction, latent defects, alteration, maintenance, use by Lessee or any Person thereon, supervision or otherwise, or from any breach of, default under, or failure to perform, any term or provision of this Lease by Lessee, its officers, employees, agents or other Persons. It is expressly understood and agreed that Lessee’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason whatsoever.

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ARTICLE XI

CONDEMNATION AND CASUALTY

Section 11.01. Notification. Lessee and Lessor shall promptly give the other party written notice of (a) any Condemnation of any of the Properties, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of any of the Properties, and (c) any Casualty to any of the Properties or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Lessee shall promptly send Lessor copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 11.02. Partial Condemnation or Casualty. Except as otherwise provided in Section 11.03, in the event of a Partial Condemnation or a Casualty:

(a) Net Awards. All Net Awards shall be paid to Lessor.

(b) Lessor Election To Continue or Terminate Lease. Lessor shall have the option, (i) subject to the right of Lessee to elect otherwise as set forth in subsection (d) below, to terminate this Lease with respect to the applicable Property affected, by notifying Lessee in writing within thirty (30) days after Lessee gives Lessor notice (A) of such Partial Condemnation or Casualty, or (B) that title has vested in the condemning authority; or (ii) to continue this Lease in effect, which election shall be evidenced by either a notice from Lessor to Lessee, or Lessor’s failure to notify Lessee in writing that Lessor has elected to terminate this Lease with respect to such Property within such thirty (30)-day period. Lessee shall have a period of sixty (60) days after receipt of Lessor’s notice to terminate referenced above during which to elect, despite such Lessor notice of termination, to continue this Lease with respect to such Property on the terms herein provided.

(c) No Continuance of Lease. If Lessee does not elect to continue this Lease with respect to such Property or shall fail during such sixty (60)-day period to notify Lessor of Lessee’s intent to continue this Lease with respect to such Property, then this Lease shall terminate with respect to such Property as of the last day of the month during which such sixty (60)-day period expired. Lessee shall vacate and surrender such Property by such termination date, in accordance with the provisions of this Lease, and all obligations of either party hereunder with respect to such Property shall cease as of the date of termination; provided, however, Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee’s obligations to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. In such event, Lessor may retain all Net Awards related to the Partial Condemnation or Casualty, and Lessee shall immediately pay Lessor an amount equal to the insurance deductible applicable to any Casualty.

(d) Continuance of Lease. If Lessor elects not to terminate this Lease, or if Lessor elects to terminate this Lease with respect to such Property but Lessee elects to continue this Lease with respect to such Property, then this Lease shall continue in full force and effect upon the following terms:

(i) All Rental and other Monetary Obligations due under this Lease shall continue unabated.

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(ii) Lessee shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Lessor. Upon the written request of Lessee (accompanied by evidence reasonably satisfactory to Lessor that such amount has been paid or is due and payable and is properly part of such costs, and that Lessee has complied with the terms of Section 7.02 in connection with the restoration), Lessor shall promptly make available in installments, subject to reasonable conditions for disbursement imposed by Lessor, an amount up to but not exceeding the amount of any Net Award (after deducting all Costs incidental to the collection of the Net Award) received by Lessor with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Lessee shall provide evidence reasonably satisfactory to Lessor of the payment of restoration expenses by Lessee up to the amount of the insurance deductible applicable to such Casualty. Lessor shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Lessee shall bear all additional Costs of such restoration in excess of the Net Award.

(e) Casualty. Notwithstanding any other provision to the contrary contained in this Section 11.02, in the event that, as a result of such Casualty, Lessee shall reasonably estimate in the exercise of commercially reasonable judgment that it will be unable to use such damaged Property for the customary operation of Lessee’s business for more than one hundred eighty (180) days and such Casualty has occurred in the last two (2) years of the Term or any extension of the Term, then, subject to the terms and conditions hereinafter set forth, Lessee shall have the right, exercisable by written notice given to Lessor no later than thirty (30) days following such Casualty, to cause Lessor to modify this Lease to remove the damaged Property (and reduce the Base Annual Rental pursuant to the terms below) and, following such removal, Lessee shall have no further responsibility to Lessor with respect to such damaged Property, except for such indemnity or other provisions of this Lease which may. relate to such damaged Property. Such modification shall not be effective, and Lessee’s obligation to pay Base Annual Rental hereunder shall continue, until and unless (i) Lessee has complied with all obligations pursuant to Section 6.03 hereof, (ii) Lessee has paid to Lessor all Rental and other amounts payable with respect to the damaged Property through the date of the Casualty, and (iii) Lessee has paid or has caused to be paid to Lessor as its interests may appear all insurance deductibles, and all insurance proceeds which shall have been paid to Lessee with respect to the destruction or damage of such Property and not utilized towards the repair, alteration, restoration, replacement and rebuilding of such Property. Upon removal of a Property pursuant to this Section 11.02(e), the Base Annual Rental shall be adjusted by multiplying the then current Base Annual Rental by a fraction, the numerator of which is the total value of the retained Property (determined by the gross purchase price allocated to the particular Property by Lessor at the time of Lessor’s acquisition of the Property), the denominator of which is the total value for all of the Properties (determined by the gross purchase price allocated to the Properties by Lessor at the time of Lessor’s acquisition of the Properties).

Section 11.03. Total Condemnation. In the event of a Total Condemnation of any Property, other than a Temporary Taking, then, in such event:

(a) Termination of Lease. All obligations of either party hereunder with respect to the applicable Property shall cease as of the date of the Total Condemnation; provided, however, that Lessee’s obligations to the Indemnified Parties under any indemnification provisions of this Lease with respect to such Property and Lessee’s obligation to pay Rental and all other Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Annual Rental for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

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(b) Net Award. Lessor shall be entitled to receive the entire Net Award in connection with a Total Condemnation attributable to Lessor’s interest in the Property. Lessee shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of Lessee’s leasehold interest hereunder, the Lessee Personalty, any insurance proceeds with respect to the Lessee Personalty, the interruption of its business and moving expenses or such other claim by Lessee permitted under applicable law, but only to the extent such claim or award does not adversely affect or interfere with the prosecution of Lessor’s claim for the Total Condemnation or otherwise reduce the amount recoverable by Lessor for the Total Condemnation of its interest.

Section 11.04. Temporary Taking. In the event of a Condemnation of all or any part of any Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other Monetary Obligation payable hereunder. Except as provided below and subject to the terms and provisions of the Mortgages, Lessee shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Lessor and Lessee as of the date of such expiration. At the termination of any such Temporary Taking, Lessee will, at its own cost and expense and pursuant to the provisions of Section 7.02, promptly commence and complete restoration of such Property.

Section 11.05. Adjustment of Losses. Any loss under any property damage insurance required to be maintained by Lessee shall be adjusted by Lessor and Lessee. Subject to the terms and provisions of the Mortgages, any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Lessor or, at Lessor’s election, Lessee. Notwithstanding the foregoing or any other provisions of this Section 11.05 to the contrary, but subject to the terms and provisions of the Mortgages, if at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Lessor is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Lessee and otherwise, to file and prosecute Lessee’s claim, if any, for a Net Award on account of such Condemnation or such Casualty and to collect such Net Award and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Lessee to Lessor under this Lease, in such order, priority and proportions as Lessor in its discretion shall deem proper.

Section 11.06. Lessee Obligation in Event of Casualty. During all periods of time following a Casualty, Lessee shall take reasonable steps to ensure that the related Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

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ARTICLE XII

DEFAULT, CONDITIONAL LIMITATIONS,

REMEDIES AND MEASURE OF DAMAGES.

Section 12.01. Event of Default. Each of the following shall be an event of default by Lessee under this Lease (each, an “Event of Default”):

(a) if any representation or warranty of Lessee set forth in this Lease is false in any material respect when made, or if Lessee renders any false statement or account when made;

(b) if any Rental or other Monetary Obligation due under this Lease is not paid when due and such failure to pay Rental or other Monetary Obligation continues for three (3) calendar days after the due date, provided, however. this three (3) calendar day cure period shall only be available once in a twelve (12) month period;

(c) if Lessee fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against any of the Properties;

(d) if there is an Insolvency Event affecting Lessee;

(e) if Lessee vacates or abandons any Property;

(f) if Lessee fails to observe or perform any of the other covenants, conditions or obligations of Lessee in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, is not willful or intentional, does not place any Property or any rights or property of Lessor in immediate jeopardy, and is within the reasonable power of Lessee to promptly cure, all as determined by Lessor in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Lessor shall have given Lessee notice thereof and a period of thirty (30) days shall have elapsed, during which period Lessee may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)-day period, as determined by Lessor in its reasonable discretion, and Lessee is diligently pursuing a cure of such failure, then Lessee shall have a reasonable period to cure such failure beyond such thirty (30)-day period, which shall in no event exceed ninety (90) days after receiving notice of such failure from Lessor. If Lessee shall fail to correct or cure such failure within such ninety (90)-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;

(g) if a final, nonappealable judgment is rendered by a court against Lessee which has a Material Adverse Effect, and is not discharged or provision made for such discharge within one hundred twenty (120) days from the date of entry thereof;

(h) if Lessee shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution;

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(i) if the estate or interest of Lessee in any of the Properties shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within one hundred twenty (120) days after it is made; or

(j) if there is an “Event of Default” or other breach or default by Lessee under any of the other Transaction Documents or any Other Agreement, after the passage of all applicable notice and cure or grace periods.

Section 12.02. Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Lessee, Lessor shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at law or in equity, including, without limitation, any one or more of the following:

(a) to terminate this Lease, whereupon Lessee’s right to possession of the Properties shall cease and this Lease, except as to Lessee’s liability, shall be terminated;

(b) to the extent not prohibited by applicable law, to (i) re-enter and take possession of the Properties (or any part thereof), excluding any or all personal property or fixtures of Lessee upon the Properties (subject to Section 3.04) and, to the extent permissible, all permits and other rights or privileges of Lessee pertaining to the use and operation of the Properties, and in connection therewith, Lessee hereby agrees and covenants that, upon the request of Lessor, Lessee shall execute and deliver such documents and take all actions as are necessary to permit Lessor or its designee to continue the operation of Properties, and if Lessee shall fail or refuse to effect such transfer in accordance with the provisions of this Section 12.02(b) within ten (10) days following a request by Lessor, Lessee irrevocably constitutes and appoints Lessor as its attorney-in-fact to execute and deliver all necessary documents to any third party to effect the same, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding, and (ii) expel Lessee and those claiming under or through Lessee, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Lessor hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Lessor to terminate this Lease unless such notice specifically so states. If Lessee shall, after default, voluntarily give up possession of the Properties to Lessor, deliver to Lessor or its agents the keys to the Properties, or both, such actions shall be deemed to be in compliance with Lessor’s rights and the acceptance thereof by Lessor or its agents shall not be deemed to constitute a termination of the Lease. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate;

(c) to bring an action against Lessee for any damages sustained by Lessor or any equitable relief available to Lessor and to the extent not prohibited by applicable law, to seize all abandoned personal property or fixtures upon the Properties which Lessee owns or in which it has an interest, and to dispose thereof in accordance with the laws prevailing at the time and place of such seizure or to remove all or any portion of such property and cause the same to be stored in a public warehouse or elsewhere at Lessee’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action;

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(d) to relet the Properties or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Lessor, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Lessee in such order as Lessor may, in it sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, alteration, remodeling and repair costs and expenses of preparing for such reletting. Except to the extent required by applicable Law, Lessor shall have no obligation to relet the Properties or any part thereof and shall in no event be liable for refusal or failure to relet the Properties or any part thereof, or, in the event of any such reletting, for refusal or failure to collect any rent due upon such reletting, and no such refusal or failure shall operate to relieve Lessee of any liability under this Lease or otherwise to affect any such liability. Lessor reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Lessee written notice thereof, in which event this Lease will terminate as specified in said notice;

(e) to accelerate and recover from Lessee the present value of all Rental and other Monetary Obligations due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire original scheduled Lease Term;

(f) to recover from Lessee all Costs paid or incurred by Lessor as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(g) to immediately or at any time thereafter, and with or without notice, at Lessor’s sole option but without any obligation to do so, correct such breach or default and charge Lessee all Costs incurred by Lessor therein. Any sum or sums so paid by Lessor, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Lessee to Lessor. Any such acts by Lessor in correcting Lessee’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Lessor’s right to exercise any or all remedies set forth herein;

(h) to immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Lessee held by Lessor under this Lease or any other Transaction Document or any Other Agreement against any sum owing by Lessee hereunder; and/or

(i) to seek any equitable relief available to Lessor, including, without limitation, the right of specific performance.

Section 12.03. Cumulative Remedies. All powers and remedies given by Section 12.02 to Lessor, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Lessor under this Lease, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Lessee contained in this Lease, and no delay or omission of Lessor to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Lessor may be exercised from time to time, and as often as may be deemed expedient, by Lessor, subject at all times to Lessor’s right in its sole judgment to discontinue any work commenced by Lessor or change any course of action undertaken by Lessor.

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Section 12.04. Lessee Waiver. Lessee hereby expressly waives, for itself and all Persons claiming by, through and under Lessee, including creditors of all kinds, (a) any right and privilege which Lessee has under any present or future Legal Requirements to redeem the Properties or to have a continuance of this Lease for the Lease Term after termination of Lessee’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent; (c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and (d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement.

ARTICLE XIII

MORTGAGE, SUBORDINATION AND ATTORNMENT

Section 13.01. No Liens. Lessor’s interest in this Lease and/or the Properties shall not be subordinate to any liens or encumbrances placed upon the Properties by or resulting from any act of Lessee, and nothing herein contained shall be construed to require such subordination by Lessor. NOTICE IS HEREBY GIVEN THAT LESSEE IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTIES OR LESSEE’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID; PROVIDED, HOWEVER, LESSEE MAY PLACE A MORTGAGE, DEED OF TRUST, SECURITY INTEREST OR ENCUMBRANCE ON LESSEE’S LEASEHOLD INTEREST WITH THE PRIOR WRITTEN CONSENT OF LESSOR, SUCH CONSENT NOT TO BE UNREASONABLY WITHHELD, CONDITIONED OR DELAYED. THE PARTIES AGREE FURTHER TO NEGOTIATE IN GOOD FAITH WITH RESPECT TO THE TERMS OF ANY SUCH LEASEHOLD MORTGAGE DOCUMENTATION.

Section 13.02. Subordination. This Lease at all times shall automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon any of the Properties by Lessor, and Lessee covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages as shall be desired by Lessor, or any present or proposed mortgagees under trust deeds, upon the condition that Lessee shall have the right to remain in possession of the Properties under the terms of this Lease, notwithstanding any default in any or all such ground leases or Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing. Lessor agrees to use its best efforts to provide Lessee with a SNDA executed by each Lender holding a Mortgage, and Lessee agrees to promptly execute and return such SNDA to Lessor. In the event of a conflict between the Mortgage and this Lease, this Lease shall control.

Section 13.03. Election To Declare Lease Superior. If any mortgagee, receiver or other secured party elects to have this Lease and the interest of Lessee hereunder, be superior to any Mortgage and evidences such election by notice given to Lessee, then this Lease and the interest of Lessee hereunder shall be deemed superior to any such Mortgage, whether this Lease was executed before or after such Mortgage and in that event such mortgagee, receiver or other secured party shall have the same rights with respect to this Lease as if it had been executed and delivered prior to the execution and delivery of such Mortgage and had been assigned to such mortgagee, receiver or other secured party.

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Section 13.04. Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to any of the Properties, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Lessor as landlord under this Lease, Lessee shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Lessor”), and recognize the Successor Lessor as lessor under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Lessor and Lessee, provided that the Successor Lessor shall only be liable for any obligations of Lessor under this Lease which accrue after the date that such Successor Lessor acquires title. The foregoing provision shall be self-operative and effective without the execution of any further instruments.

Section 13.05. Execution of Additional Documents. Although the provisions in this Article XIII shall be self-operative and no future instrument of subordination shall be required, upon request by Lessor Lessee shall execute and deliver whatever instruments may be reasonably required for such purposes.

Section 13.06. Notice to Lender. Lessee shall give written notice to any Lender having a recorded lien upon any of the Properties or any part thereof of which Lessee has been notified of any breach or default by Lessor of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Lessor might be entitled to cure such default before Lessee may exercise any remedy with respect thereto.

ARTICLE XIV

ASSIGNMENT

Section 14.01. Assignment by Lessor. As a material inducement to Lessor’s willingness to enter into the transactions contemplated by this Lease (the “Transaction”) and the other Transaction Documents, Lessee hereby agrees that Lessor may, from time to time and at any time and without the consent of Lessee, engage in all or any combination of the following, or enter into agreements in connection with any of the following or in accordance with requirements that may be imposed by applicable securities, tax or other Laws: (a) the sale, assignment, grant, conveyance, transfer, financing, re-financing, purchase or re-acquisition of all, less than all or any portion of the Properties, this Lease or any other Transaction Document, Lessor’s right, title and interest in this Lease or any other Transaction Document, the servicing rights with respect to any of the foregoing, or participations in any of the foregoing; or (b) a Securitization and related transactions. Without in any way limiting the foregoing, the parties acknowledge and agree that Lessor, in its sole discretion, may assign this Lease or any interest herein to another Person (including without limitation, a taxable REIT subsidiary) in order to maintain Lessor’s or any of its Affiliates’ status as a REIT. In the event of any such sale or assignment other than a security assignment, Lessee shall attorn to such purchaser or assignee (so long as Lessor and such purchaser or assignee notify Lessee in writing of such transfer and such purchaser or assignee expressly assumes in writing the obligations of Lessor hereunder from and after the date of such assignment). At the request of Lessor, Lessee will execute such documents confirming the sale, assignment or other transfer and such other agreements as Lessor may reasonably request and at Lessor’s expense, so long as such expenses are documented reasonable third-party costs, provided that the same do not increase the liabilities and obligations of Lessee hereunder. Lessor shall be relieved, from and after the date of such transfer or conveyance, of liability for the performance of any obligation of Lessor contained herein, except for obligations or liabilities accrued prior to such assignment or sale.

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Section 14.02. No Assignment by Lessee. Lessee acknowledges that Lessor has relied both on the business experience and creditworthiness of Lessee and upon the particular purposes for which Lessee intends to use the Properties in entering into this Lease. Except as provided below or in Section 13.01, Lessee shall not assign, transfer, convey, pledge or mortgage this Lease or any interest therein or in Lessee constituting any Change in Control (defined below), whether by operation of law or otherwise without the prior written consent of Lessor, which consent will not be unreasonably withheld, conditioned or delayed, considering such matters as the experience and financial strength of any assignee, the assumption by any assignee of all of Lessee’s obligations hereunder by undertakings enforceable by Lessor, and the transfer to or procurement of all necessary licenses and franchises to an assignee in order to continue operating the Properties. At the time of any assignment of this Lease which is approved by Lessor, the assignee shall assume all of the obligations of Lessee under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Lessor. Such assignment of the Properties shall not relieve Lessee of its obligations respecting this Lease unless otherwise agreed to by Lessor. Any assignment, transfer, conveyance, pledge or mortgage in violation of this Section 14.02 shall be voidable at the sole option of Lessor. Any consent to an assignment given by Lessor hereunder shall not be deemed a consent to any subsequent assignment.

Section 14.03. No Subletting. Lessee shall have the right to sublet all or a portion of the Properties without the prior written consent of Lessor, provided Lessee delivers prior written notice to Lessor of such sublet and such sublet shall not relieve Lessee of its obligations under this Lease.

Section 14.04. Permitted Assignment. Subject to the requirements of Section 14.06, Lessee shall be permitted, without the prior written consent of Lessor, to assign the Lease, including by Change in Control, to a Qualified Operator. A “Qualified Operator” shall mean a Person that (1) has a CFCCR of at least 1.50:1 and (2) its Effective Debt divided by EBITDAR does not exceed 6.7:1. Upon any such assignment permitted under this Section 14.04, Lessee shall be released of any liability under this Lease accruing on or after the date of such assignment.

Section 14.05. Change in Control. Any Person or “group” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act) pursuant to a single transaction or series of transactions: (i) acquiring, directly or indirectly, more than Fifty Percent (50%) of the voting stock, partnership interests, membership interests or other equitable and/or beneficial interests of Lessee, or (ii) obtaining, directly or indirectly, the power (whether or not exercised) to (x) direct or cause the direction of the management policies of Lessee, whether through the ownership of voting securities, by contract or otherwise or (y) elect a majority of the directors of Lessee or voting control of any entity acting as general partner or managing member of Lessee (including through merger or consolidation of Lessee with or into any other Person).

Section 14.06. Additional Limitation on Lessee Assignment, Subletting and Change in Control. In no event shall Lessee be permitted to assign or sublet this Lease as provided in Section 14.02, 14.03, 14.04 unless (1) no Event of Default has occurred and is continuing beyond any applicable cure period, and (2) immediately prior to the effective date of such assignment, sublease or Change in Control, Lessee has provided Lessor written notice of same, along with an officer’s certificate (the “Officer’s Certificate”) executed by an officer of the assignee, sublessee or Lessee certifying that none of the parties identified by Lessor as a ten percent (10%) shareholder of Lessor (on a written list certified by Lessor and to be provided to Lessee following request of Lessee in connection with any proposed assignment, sublease or Change in Control) owns, directly or, to the assignee’s or sublessee’s or Lessee’s actual knowledge after such assignee or sublessee or Lessee has made inquiry of its officer or similar person that is responsible for maintaining records regarding direct ownership of such assignee or sublessee or Lessee,

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indirectly, (1) ten percent (10%) or more of the total combined voting power of all classes of voting capital stock of the assignee or sublessee or Lessee, as the case may be, or (2) ten percent (10%) or more of the total value of all classes of capital stock of the assignee or sublessee or Lessee, as the case may be. Lessor shall provide the written list described in the preceding sentence within five (5) business days of written request therefore by Lessee and, in the absence of timely provision of such list, such officer’s certificate shall be based on the latest written list delivered by Lessor to Lessee.

ARTICLE XV

NOTICES

Section 15.01. Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; (c) certified or registered mail, return receipt requested; or (d) electronic mail message, provided that a copy of such electronic mail message is also sent via certified or registered mail, return receipt requested, within one Business Day of the transmission of such electronic mail message, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested; or (iv) transmission, if delivered by electronic mail pursuant to the requirements of clause (d) above. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

If to Lessee:	Malibu Boats, LLC
One Malibu Court
Merced, California 95340
Attn: Joe Bedewi
Telephone: (209) 383-7469
Telecopy: (209) 383-0499
E-mail: joeb@mailbuboats.com

With a copy to:	Black Canyon Capital LLC
9665 Wilshire Blvd., Suite 888
Beverly Hills, California 90212
Attn: Paras Mehta
Telephone: (310) 228-5354
Telecopy: (310) 228-9199
E-mail: pmehta@blackcanyoncapital.com

With a copy to:	O’Melveny & Myers, LLP
400 South Hope Street
Los Angeles, CA 90071-2899
Attn: F. Thomas Muller, Esq.
Telephone: (213) 430-6510
Telecopy: (213) 430-6407
E-mail: tmuller@omm.com

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With a copy to:	Wells Fargo Bank, National Association
201 Third Street, Eighth Floor
San Francisco, CA 94103
Attn: Vince Loomis
Telephone: (415) 512-7059

If to Lessor:	Spirit Master Funding IV, LLC
14631 N. Scottsdale Road, Suite 200
Scottsdale, Arizona 85254-2711
Attention: Michael T. Bennett,
SVP, Operations
Telephone: (480) 606-0820
Telecopy: (480) 606-0826
E-Mail: mbennnett@spiritfinance.com

With a copy to:	Kutak Rock LLP
1801 California Street, Suite 3100
Denver, Colorado 80202
Attention: Peggy A. Richter, Esq.
Telephone: (303) 297-2400
Telecopy: (303) 292-7799
E-Mail: peggy.richter@lcutakrock.com

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

ARTICLE XVI

LANDLORD’S LIEN / SECURITY INTEREST

Section 16.01. Landlord’s Lien and Security Interest. [Reserved].

ARTICLE XVII

MISCELLANEOUS

Section 17.01. Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, expressly excluding, however, the obligations imposed upon Lessee with respect to Rental and other Monetary Obligations to be paid hereunder.

Section 17.02. No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Properties by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of any of the Properties or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities

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having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Properties or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 17.03. Interpretation. Lessor and Lessee acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant. Where Lessor consent is required, it shall not be unreasonably withheld, unless an Event of Default has occurred.

Section 17.04. Characterization. The following expressions of intent, representations, warranties, covenants, agreements, stipulations and waivers are a material inducement to Lessor entering into this Lease:

(a) Lessor and Lessee intend that (i) this Lease constitutes an unseverable, unitary and single lease of all, but not less than all, of the Properties, and, if at any time this Lease covers other real property in addition to the Properties, neither this Lease, nor Lessee’s obligations or rights hereunder may be allocated or otherwise divided among such properties by Lessee; (ii) this Lease is a “true lease,” is not a financing lease, capital lease, mortgage, equitable mortgage, deed of trust, trust agreement, security agreement or other financing or trust arrangement, and the economic realities of this Lease are those of a true lease; and (iii) the business relationship created by this Lease and any related documents is solely that of a long-term commercial lease between Lessor and Lessee, the Lease has been entered into by both parties in reliance upon the economic and legal bargains contained herein, and none of the agreements contained herein is intended, nor shall the same be deemed or construed, to create a partnership (de facto or de jure) between Lessor and Lessee, to make them joint venturers, to make Lessee an agent, legal representative, partner, subsidiary or employee of Lessor, nor to make Lessor in any way responsible for the debts, obligations or losses of Lessee.

(b) Lessor and Lessee covenant and agree that: (i) each will treat this Lease as an operating lease pursuant to Statement of Financial Accounting Standards No. 13, as amended, and as a true lease for state law reporting purposes and for federal income tax purposes; (ii) each party will not, nor will it permit any Affiliate under its control to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 17.04 except as otherwise required by law; (iii) with respect to the Properties, the Lease Term is less than seventy-five percent (75%) of the estimated remaining economic life of the Properties; and (iv) the Base Annual Rental is the fair market value for the use of the Properties and was agreed to by Lessor and Lessee on that basis, and the execution and delivery of, and the performance by Lessee of its obligations under, this Lease do not constitute a transfer of all or any part of the Properties.

(c) Lessee waives any claim or defense based upon the characterization of this Lease as anything other than a true lease and as a master lease of all of the Properties. Lessee stipulates and agrees (i) not to challenge the validity, enforceability or characterization of the lease of the

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Properties as a true lease and/or as a single, unitary, unseverable instrument pertaining to the lease of all, but not less than all, of the Properties; and (ii) not to assert or take or omit to take any action inconsistent with the agreements and understandings set forth in this Section 17.04.

Section 17.05. Disclosure. Except as otherwise provided in this Lease, Lessor shall not disclose information regarding Lessee or any Lessee Entity obtained under the provisions of this Lease; provided, however, Lessor (and each employee, representative or other agent of Lessor) may disclose information to potential equity and debt financing sources that Lessor believes is reasonably required to be disclosed in connection with any equity or debt offering of Lessor or as may be required under the Securities Act or the Exchange Act. Notwithstanding anything to the contrary, in no event shall any financial information obtained by Lessor pursuant to this Lease be disclosed to any party that competes directly with Lessee in the boat manufacturing industry.

Section 17.06. Bankruptcy. As a material inducement to Lessor executing this Lease, Lessee acknowledges and agrees that Lessor is relying upon (a) the financial condition and specific operating experience of Lessee and Lessee’s obligation to use the Properties as Permitted Facilities; (b) Lessee’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Bankruptcy Code for Lessee; and (c) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code for Lessee, or this Lease being rejected within such sixty (60)-day period and the Properties surrendered to Lessor. Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Lessee hereby agrees that: (i) all obligations that accrue under this Lease (including the obligation to pay Rentals), from and after an Insolvency Event shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Lessor; (ii) any and all Rentals that accrue from and after an Insolvency Event and that are not paid as required by this Lease shall, in the amount of such Rentals, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after an Insolvency Event; (iii) any extension of the time period within which Lessee may assume or reject this Lease without an obligation to cause all obligations under this Lease to be performed as and when required under this Lease shall be harmful and prejudicial to Lessor; (iv) any time period designated as the period within which Lessee must cure all defaults and compensate Lessor for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Lessor; (v) any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Lessor shall be harmful and prejudicial to Lessor; (vi) any proposed assignment of this Lease shall be harmful and prejudicial to Lessor if made to an assignee that does not possess financial condition adequate to operate Permitted Facilities upon the Properties or operating performance and experience characteristics satisfactory to Lessor equal to or better than the financial condition, operating performance and experience of Lessee as of the Effective Date; and (vii) the rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Bankruptcy Code, and Lessee stipulates that such automatic stay shall be lifted immediately and possession of the Properties will be delivered to Lessor immediately without the necessity of any further action by Lessor. No provision of this Lease shall be deemed a waiver of Lessor’s rights or remedies under the Bankruptcy Code or applicable Law to oppose any assumption and/or assignment of this Lease, to require timely performance of Lessee’s obligations under this Lease, or to regain possession of the Properties as a result of the failure of Lessee to comply with the terms and conditions of this Lease or the Bankruptcy Code. Notwithstanding anything in this Lease to the contrary, all amounts payable by Lessee to or on behalf of Lessor under this Lease, whether or not expressly

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denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code. For purposes of this Section addressing the rights and obligations of Lessor and Lessee upon an Insolvency Event, the term “Lessee” shall include Lessee’s successor in bankruptcy, whether a trustee, Lessee as debtor in possession or other responsible person.

Section 17.07. Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, Lessor shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, Lessor shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

Section 17.08. Memoranda of Lease. Concurrently with the execution of this Lease, Lessor and Lessee are executing Lessor’s standard form memorandum of lease in recordable form, indicating the names and addresses of Lessor and Lessee, a description of the Properties, the Lease Term, but omitting Rentals and such other terms of this Lease as Lessor may not desire to disclose to the public. Further, upon Lessor’s request, Lessee agrees to execute and acknowledge a termination of lease and/or quitclaim deed in recordable form to be held by Lessor until the expiration or sooner termination of the Lease Term; provided, however, if Lessee shall fail or refuse to sign such a document in accordance with the provisions of this Section within ten (10) days following a request by Lessor, Lessee irrevocably constitutes and appoints Lessor as its attorney-in-fact to execute and record such document, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

Section 17.09. No Brokerage. Lessor and Lessee represent and warrant to each other that they have had no conversation or negotiations with any broker other than Patriot Capital Advisors, LLC concerning the leasing of the Properties. Each of Lessor and Lessee agrees to protect, indemnify, save and keep harmless the other, against and from all liabilities, claims, losses, Costs, damages and expenses, including attorneys’ fees, arising out of, resulting from or in connection with their breach of the foregoing warranty and representation.

Section 17.10. Waiver of Jury Trial and Certain Damages. LESSOR AND LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LESSOR AND LESSEE, LESSEE’S USE OR OCCUPANCY OF THE PROPERTIES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LESSEE HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM LESSOR AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF LESSOR OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO. THE WAIVER BY LESSEE OF ANY RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

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Section 17.11. Securitizations. As a material inducement to Lessor’s willingness to enter into the Transactions contemplated by this Lease and the other Transaction Documents, Lessee hereby acknowledges and agrees that Lessor may, from time to time and at any time (a) advertise, issue press releases, send direct mail or otherwise disclose information regarding the Transaction for marketing purposes; and (b) (i) act or permit another Person to act as sponsor, settler, transferor or depositor of, or a holder of interests in, one or more Persons or other arrangements formed pursuant to a trust agreement, indenture, pooling agreement, participation agreement, sale and servicing agreement, limited liability company agreement, partnership agreement, articles of incorporation or similar agreement or document; and (ii) permit one or more of such Persons or arrangements to offer and sell stock, certificates, bonds, notes, other evidences of indebtedness or securities that are directly or indirectly secured, collateralized or otherwise backed by or represent a direct or indirect interest in whole or in part in any of the assets, rights or properties described in Section 14.01 of this Lease, in one or more Persons or arrangements holding such assets, rights or properties, or any of them (collectively, the “Securities”), whether any such Securities are privately or publicly offered and sold, or rated or unrated (any combination of which actions and transactions described in both clauses (i) and (ii) in this paragraph, whether proposed or completed, are referred to in this Lease as a “Securitization”). Lessee shall permit Lessor and any Affected Party to use reports and other materials required under this Lease in connection with such Securitization and to inspect the Properties and Lessee’s use thereof at reasonable times and upon reasonable notice. Lessor may provide for inclusion in any prospectus or other Securities offering material such documents, financial and other data, and other information and materials which would customarily be required with respect to Lessee by a purchaser, transferee, assignee, servicer, participant, investor or rating agency involved with respect to such Securitization. Lessee shall use commercially reasonable efforts to deliver to Lessor, any Affected Party and to any Person designated by Lessor, such statements and audit letters of reputable, independent certified public accountants pertaining to the written information provided by Lessee pursuant to this Section as shall reasonably be requested by Lessor or such Affected Party, as the case may be. To the extent not previously provided, and to the extent in Lessee’s possession, Lessee also shall use commercially reasonable efforts to deliver to Lessor, such appraisals, environmental reports and zoning letters, or updates of any of the foregoing, and any other documents as are customarily delivered in connection with Securitizations or as may be required by any rating agency in connection with any Securitization.

Section 17.12. State-Specific Provisions. The provisions and/or remedies which are set forth on the attached Exhibit D shall be deemed a part of and included within the terms and conditions of this Lease.

Section 17.13. Time Is of the Essence. Time is of the essence with respect to each and every provision of this Lease.

Section 17.14. Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Lessor of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Lessor’s right to collect any unpaid amounts or an accord and satisfaction.

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Section 17.15. Successors Bound. Except as otherwise specifically provided herein, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

Section 17.16. Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

Section 17.17. Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

Section 17.18. Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as herein provided.

Section 17.19. Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of Arizona, provided, however, property-specific disputes shall be governed by the laws of the applicable state or states in which the Properties are located. Lessee consents that it may be served with any process or paper by registered mail or by personal service within or without the State of Arizona in accordance with applicable law. Furthermore, Lessee waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of Lessor to commence any proceeding in the federal or state courts located in the states where the Properties are located to the extent Lessor deems such proceeding necessary or advisable to exercise remedies available under this Lease. This Lease shall be governed by, and construed with, the laws of the applicable state or states in which the Properties are located, without giving effect to any state’s conflict of laws principles.

Section 17.20. Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original.

ARTICLE XVIII

RIGHT OF FIRST REFUSAL/THIRD PARTY OFFER.

Section 18.01. Offer. Subject to the terms and conditions set forth in this Section 18.01, any time after the Effective Date, if Lessor desires to sell any Property and receives a bona fide written offer from a third party which offer is in all respects acceptable to Lessor, Lessor shall deliver a complete copy of such bona fide third party offer to Lessee (“Third Party Offer”). Upon Lessee’s receipt of such Third Party Offer from Lessor, and a written statement of Lessor’s desire to sell the Property in accordance with such Third Party Offer, Lessee shall within thirty (30) days have the right to deliver an offer to Lessor (“Purchase Offer”) to purchase Lessor’s interest in any such Property for the amount and on the other terms of the bona fide third party offer to purchase such Property (the “Subject Purchase Price”). Lessee shall complete such purchase, subject to the satisfaction of each of the terms and conditions set forth in Section 18.02 below.

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Section 18.02. Conditions Precedent.

(a) The purchase of Lessor’s interest in a Property pursuant to Section 18.02 shall be subject to the fulfillment of all of the following terms and conditions: (1) no Event of Default shall have occurred and be continuing under this Lease or other Transaction Documents; (2) Lessee or, at Lessee’s discretion, the third party offeree shall have paid to Lessor the Subject Purchase Price, together with all Rental and other Monetary Obligations then due and payable under this Lease as of the date of the closing of such purchase; (3) in addition to payment of the Subject Purchase Price, Lessee shall have satisfied its obligations under Section 18.03 below; (4) Lessee shall not have the right to deliver Purchase Offers until after the fourth anniversary of the Effective Date; and (5) the date of the closing of such purchase shall occur on the next scheduled Base Monthly Rental payment date following Lessor’s receipt of the Purchase Offer, or if less than thirty (30) days, on the next Base Monthly Rental payment date thereafter.

(b) On the date of the closing of the purchase of a Property pursuant to this Section (the “Purchase Closing Date”), subject to satisfaction of the foregoing conditions: (1) this Lease shall be deemed terminated with respect to such Property only, and this Lease shall continue in full force and effect with respect to all of the other Properties; provided, however, such termination shall not limit Lessee’s obligations to Lessor with respect to such Property under any indemnification provisions of this Lease and Lessee’s obligations to pay any Monetary Obligations (whether payable to Lessor or a third party) accruing under this Lease with respect to such Property prior to the Purchase Closing Date shall survive the termination of this Lease; (2) the Base Monthly Rental with respect to the remaining Property shall be proportionately reduced based upon the values attributed to all of the Properties at the time of Lessor’s acquisition of the Properties; and (3) Lessor shall convey such Property to Lessee or, at Lessee’s request, the third party offeree “as is” by special warranty deed, subject to all matters of record as of the date thereof (except for any consensual liens granted by Lessor other than those granted by Lessor at the request of Lessee), and without representation or warranty.

Section 18.03. Costs. Except as otherwise expressly provided in the Third Party Offer, Lessee shall be solely responsible for the payment of all Costs resulting from any proposed purchase pursuant to this Article 18, regardless of whether the purchase is consummated, including, without limitation, to the extent applicable, the cost of title insurance and endorsements, including, survey charges, stamp taxes, mortgage taxes, transfer taxes and fees, escrow and recording fees, taxes imposed on Lessor as a result of such purchase, the attorneys’ fees of Lessee and the reasonable attorneys’ fees and expenses of counsel to Lessor.

Section 18.04. Termination of Right. NOTWITHSTANDING ANYTHING TO THE CONTRARY, LESSEE’S RIGHTS UNDER THIS ARTICLE 18 SHALL TERMINATE AND BE NULL AND VOID AND OF NO FURTHER FORCE AND EFFECT IF (i) LESSEE FAILS TO EXERCISE THE RIGHT GRANTED PURSUANT TO THIS ARTICLE 18, AND A SALE TO A THIRD PARTY PURCHASER IS CONSUMMATED ON THE TERMS OF THAT SPECIFIC THIRD PARTY OFFER; (ii) THIS LEASE TERMINATES OR THE LEASE TERM EXPIRES; (iii) THE PROPERTIES ARE SOLD OR TRANSFERRED PURSUANT TO THE EXERCISE OF A PRIVATE POWER OF SALE OR JUDICIAL FORECLOSURE OR ACCEPTANCE OF A DEED IN LIEU THEREOF; OR (iv) LESSEE SHALL BE IN DEFAULT OF ANY OF THE TERMS AND CONDITIONS OF THIS LEASE OR IF ANY CONDITION SHALL EXIST WHICH UPON THE GIVING OF NOTICE OR THE PASSAGE OF TIME, OR BOTH, WOULD CONSTITUTE A DEFAULT BY LESSEE UNDER THIS LEASE. IN ANY SUCH EVENT, LESSEE SHALL EXECUTE A QUITCLAIM DEED AND SUCH OTHER DOCUMENTS AS LESSOR SHALL REASONABLY REQUEST EVIDENCING THE TERMINATION OF ITS RIGHT UNDER THIS ARTICLE 18.

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Section 18.05. Attornment. If Lessee does not deliver its Purchase Offer to purchase any of the Properties and such Properties are transferred to a third party purchaser, Lessee will attorn to any third party purchaser as Lessor so long as such third party purchaser and Lessor notify Lessee in writing of such transfer. At the request of Lessor, Lessee will execute such documents confirming the agreement referred to above and such other agreements as Lessor may reasonably request, provided that such agreements do not increase the liabilities and obligations of Lessee hereunder.

Section 18.06. Exclusions. The provisions of this Article 18 shall not apply to or prohibit (i) any mortgages or other hypothecation of Lessor’s interest in the Properties; (ii) any sale of the Properties pursuant to a private power of sale under or judicial foreclosure of any mortgage or other security instrument or device to which Lessor’s interest in the Properties is now or hereafter subject; (iii) any transfer of Lessor’s interest in the Properties to a mortgagee or other holder of a security interest therein or their designees by deed in lieu of foreclosure; (iv) any transfer of the Properties to any governmental or quasi governmental agency with power of Condemnation; (v) any transfer of the Properties to any Affiliate of Lessor; (vi) any transfers of interests in Lessor by any member, shareholder, partner or other owner to any other member, shareholder, partner or other owner; (vii) any transfers to any Person to whom Lessor sells all or substantially all of its assets; or (viii) any transfer of the Properties to any of the successors or assigns of any of the Persons referred to in this Section 18.06.

ARTICLE XIX

OPTION TO PURCHASE

Section 19.01. Option to Purchase. During the period beginning on an Option Trigger Event and ending one hundred twenty days after the occurrence of an Option trigger Event and no earlier than the fifth (5th) anniversary of the Effective Date, Lessee shall have the option after the fifth (5th) anniversary of the Effective Date to give Lessor notice (the “Option Notice”) of Lessee’s election to purchase the Properties for the greater of (a) the fair market value (which fair market value shall be determined in accordance with Section 19.02 below or (b) the Purchase Price multiplied by the Purchase Price Multiple applicable to the year in which the Option to Purchase is exercised as set forth in Exhibit F attached hereto and made a part hereof. The closing for such purchase must occur within ninety (90) days following Lessor’s receipt of the Option Notice if the required appraisal has been received and, if not, a day for day extension will be allowed until the appraisal is received.

Upon exercise of this option, Lessor and Lessee shall open a new escrow account with a recognized title insurance company selected by mutual agreement of the parties. Such escrow shall be subject to the standard escrow instructions of the escrow agent, to the extent they are not inconsistent herewith. At or before the close of escrow, Lessor shall deliver to the escrow agent its limited warranty deed conveying to Lessee all of Lessor’s right, title and interest in the Properties free and clear of all liens and encumbrances except liens for taxes and assessments and easements, covenants and restrictions of record which were attached to the Properties as of the date hereof, attached during the term of the Lease through Lessee’s action or inaction, as the case may be, have been granted by Lessor in lieu of a taking by the power of eminent domain or the like, or have been approved by Lessee. In the event Lessor is unable to convey title as required, Lessee shall have the right to accept such title as Lessor can convey or elect not to consummate its exercise of the option. Both Lessor and Lessee agree to execute a purchase agreement, escrow instructions and such other instruments as may be necessary or appropriate to

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consummate the sale of the Properties in the manner herein provided. All Costs incurred in connection with Lessee’s exercise of the option, including, but not limited to, escrow fees, title insurance fees, recording costs or fees, reasonable attorneys’ fees (including those of the Lessor), appraisal fees, stamp taxes and transfer fees shall be borne by Lessee. Lessee shall continue to pay and perform all of its obligations under this Lease until the close of escrow. The purchase price paid by Lessee in exercising this option shall be paid to Lessor or to such person or entity as Lessor may direct at closing in immediately available funds. The closing date may be extended for a reasonable period of time to permit Lessor to cure title defects or to permit either party to cure any other defects or defaults provided each party is diligently seeking to cure such defect or default and Lessee continues to perform its obligations hereunder. In the case of any mortgage or other monetary lien arising by, through or under Lessor (but not arising by, through or under Lessee), the escrow agent shall first apply the purchase price to the payment of such mortgage or monetary lien, and the balance shall be paid over to Lessor at closing.

Lessee shall not have the right to exercise this option or consummate the exercise thereof if at the time of exercise or consummation an Event of Default exists or is continuing.

Lessee may not sell, assign, transfer, hypothecate or otherwise dispose of the option granted herein or any interest therein, except in conjunction with a permitted assignment of Lessee’s entire interest herein and then only to the assignee thereof. Any attempted assignment of this option which is contrary to the terms of this Section shall be deemed to be an Event of Default under this Lease and the option granted herein shall be void.

Notwithstanding the foregoing, the purchase option described in this Section shall be null and void in the event that Lessor determines, in its sole and absolute discretion, that the sale of the Properties would cause Lessor to recognize income or gain from a “prohibited transaction” as defined under Section 857(b)(6) of the Internal Revenue Code of 1986, as amended.

Section 19.02. Determination of Fair Market Value. For purposes of determining the “fair market value” of a Property under this Article XIX, the parties shall, at Lessee’s sole expense, each retain an independent MAI appraiser to prepare an appraisal of the fair market value of the Property, including any additions or renovations thereto. Notwithstanding the foregoing, Lessee may elect to exclude from the fair market value determination, the value of any new improvements to the Property paid for by Lessee and not otherwise financed by Lessor that are separate and distinct from the improvements existing as of the Effective Date (“Lessee Improvements”). The value of such Lessee Improvements to be excluded from the fair market value of the Property shall be described in the appraisals of the Property. Notwithstanding any of the foregoing, in no event shall any improvements arising from Lessee’s maintenance and repair obligations hereunder constitute Lessee Improvements. In determining the fair market value of the Property and Lessee Improvements, if any, the appraisers shall utilize the cost, income and sales comparison approaches to value. In utilizing the income approach, the appraisers shall determine the “leased fee” value of the Property, which shall be arrived at by considering (a) the income that would be produced by this Lease through the end of the fully extended Lease term, and (b) any other factors relating to such approach which the appraiser shall deem relevant in the appraisers’ sole discretion. The concluded value which results from the calculation of each of the cost approach, the income approach and the sales comparison approach, all as determined in accordance with the provisions of this subsection, shall constitute the “appraisal value” of the Property for each respective appraisal. Once the appraisals are obtained, then the parties shall submit the appraisals to an arbitrator reasonably acceptable to Lessor and Lessee experienced in matters of commercial real estate and the “fair market value” of each Property for purposes of this subsection shall be determined by “baseball arbitration” in accordance with the commercial arbitration rules of the American Arbitration Association, wherein the

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arbitrator shall review both appraisals and shall select either Lessor’s appraisal or Lessee’s appraisal and the appraisal selected by the arbitrator shall constitute the “fair market value” of the Property for purposes of this Article XIX. In the event the “fair market value” so determined is unacceptable to Lessee, Lessee may cancel its exercise of the option without penalty; provided, however, Lessee shall reimburse Lessor for its Costs incurred in connection with Lessee’s exercise of the option.

[Remainder of page intentionally left blank; signature page(s)to follow]

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IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSOR:

SPIRIT MASTER FUNDING IV, LLC, a Delaware limited liability company

By:

Printed Name:	Gregg A. Seibert

Title:	Senior Vice President

STATE OF ARIZONA	)
) ss
COUNTY OF MARICOPA	)

The foregoing instrument was acknowledged before me on March 25th, 2008 by Gregg A. Seibert, Senior Vice President of SPIRIT MASTER FUNDING IV, LLC, a Delaware limited liability company, on behalf of the limited liability company.

Notary Public

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IN WITNESS WHEREOF, Lessor and Lessee have entered into this Lease as of the date first above written.

LESSEE:

MALIBU BOATS, LLC, a Delaware limited liability company

By:

Printed Name:	Joe Bedewi
Title:	Chief Financial Officer

My Commission Expires:

EXHIBITS

Exhibit A:	Defined Terms

Exhibit B:	Legal Descriptions and Street Addresses of Properties

Exhibit C:	Authorization Agreement – Pre-Arranged Payments

Exhibit D:	State-Specific Provisions

Exhibit E:	Property Condition Assessment Schedule

Exhibit F:	Purchase Offer Multiple Chart

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ACKNOWLEDGMENT

STATE OF CALIFORNIA	)
)
COUNTY OF LOS ANGELES	)

On March 24, 2008, before me, BERYL E. ARBIT, Notary Public, personally appeared JOE BEDEWI, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

[SEAL]

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EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Additional Rental” has the meaning set forth in Section 4.03.

“Adjustment Date” means April 1, 2013 and every fifth anniversary thereafter during the Lease Term (including any Extension Term).

“Affected Party” means each direct or indirect participant or investor in a proposed or completed Securitization, including, without limitation, any prospective owner, any rating agency or any party to any agreement executed in connection with the Securitization.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

“Anti-Money Laundering Laws” means all applicable laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended.

“Base Annual Rental” means $1,706,057.

“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.

“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.

“CFCCR” means with respect to the twelve month period of time immediately preceding the date of determination, the ratio calculated for such period of time, each as determined in accordance with GAAP, of (i) the sum of EBITDAR, to (ii) the sum of (without duplication) Operating Lease Expense, scheduled principal payments of long term Debt, scheduled maturities of all Capital Leases, and Interest Expense (excluding non cash interest expense and amortization of non cash financing expenses). Notwithstanding the foregoing, to the extent the historical capital structure of Lessee is not indicative of the pro forma capital structure of Assignee, The denominator of CFCCR shall be based upon the sum of (without duplication) Operating Lease Expense, scheduled principal payments of long term Debt for the next twelve (12) month period from the date of determination and scheduled maturities of all Capital Leases for the next twelve (12) month period from the date of determination and pro forma Interest Expense reflecting such new capital structure:

“Capital Lease” shall mean all leases of any property, whether real, personal or mixed, by Lessee which leases would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of Lessee. The term “Capital Lease” shall not include any operating lease.

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“Debt” shall mean with respect to Lessee and for the period of determination (i) indebtedness for borrowed money, (ii) subject to the limitation set forth in sub item (iv) below, obligations evidenced by bonds, indentures, notes or similar instruments, (iii) obligations under leases which should be, in accordance with GAAP, recorded as Capital Leases, and (iv) obligations under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (i) through (iv) above, except for guaranty obligations of Lessee which, in conformity with GAAP, are not included on the balance sheet of Lessee.

“Depreciation and Amortization” shall mean the depreciation and amortization accruing during any period of determination with respect to Lessee as determined in accordance with GAAP.

“Interest Expense” shall mean for any period of determination, the sum of all interest accrued or which should be accrued in respect of all Debt of Lessee as determined in accordance with GAAP.

“Net Income” shall mean with respect to the period of determination, the net income or net loss of Lessee. In determining the amount of Net Income, (i) adjustments shall be made for nonrecurring gains and losses or non cash items allocable to the period of determination, (ii) deductions shall be made for, among other things, Depreciation and Amortization, Interest Expense, Operating Lease Expense, and (iii) no deductions shall be made for income taxes or charges equivalent to income taxes allocable to the period of determination, as determined in accordance with GAAP.

“Operating Lease Expense” shall mean the sum of all rental amounts (excluding reimbursable expenses including but no limited to taxes, maintenance and insurance) incurred by Lessee under any operating leases during the period of determination, as determined in accordance with GAAP.

“Casualty” means any loss of or damage to any property included within or related to the Properties or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

“Default Rate” means 12% per annum or the highest rate permitted by law, whichever is less.

“EBITDAR” means, with respect to any Person, for the most recently ended twelve month period period, an amount equal to (without duplication): (i) the consolidated net income of such Person for such period, plus (ii) depreciation, amortization and other non-cash charges (including, but not limited to,

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imputed interest, deferred compensation and charges associated with impairment of goodwill pursuant to FASB 142) for such period (to the extent deducted in the computation of consolidated net income of such Person), all in accordance with GAAP, plus (iii) interest expense for such period (to the extent deducted in the computation of consolidated net income of such Person), plus (iv) the provision for taxes for such period (to the extent deducted in the computation of consolidated net income of such Person), plus (v) any rental amounts (excluding reimbursable expenses including but not limited to taxes, maintenance and insurance) in effect at the time of the EBITDAR calculation, plus (vi) non-recurring items and unusual items, plus (vii) in the event Lessee has consummated one (1) or more acquisitions during the twelve (12) month period immediately preceding the date of determination, that portion of the any such acquisition’s preceding trailing twelve (12) month EBITDAR (as calculated in sections (i) through (vi) above) not included in Lessee’s consolidated financial statements.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease. “Effective Debt” shall mean Operating Lease Expense divided by nine percent (9%) plus Debt.

“Environmental Laws” means federal, state and local laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Lessee and/or the Properties.

“Environmental Liens” has the meaning set forth in Section 8.04(a)(ii).

“Event of Default” has the meaning set forth in Section 12.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in Section 3.01.

“Extension Option” has the meaning set forth in Section 3.02.

“Extension Term” has the meaning set forth in Section 3.02.

“Force Majeure Event” has the meaning set forth in Section 17.01.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants which pose a hazard to any of the Properties or to Persons on or about any of the Properties, cause any of the Properties to be in violation of any local, state or federal law or

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regulation, (including without limitation, any Environmental Law), or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 1801, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid laws; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or which may or could pose a hazard to the health and safety of the occupants of any of the Properties or the owners and/or occupants of any adjoining property.

“Indemnified Parties” means Lessor, and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Lessor.

“Initial Term” has the meaning set forth in Section 3.01.

“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any Person, either such proceeding shall remain undismissed for a period of one hundred twenty (120) days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate action to authorize any of the actions set forth above in this definition.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” shall have the meaning described in Section 3.01.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Lessee or to any of the Properties, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Properties, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Properties.

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“Lender” means any lender in connection with any loan secured by Lessor’s interest in any or all of the Properties, and any servicer of any loan secured by Lessor’s interest in any or all of the Properties.

“Lessee Entity” or “Lessee Entities” means individually or collectively, as the context may require, Lessee and any Affiliates.

“Lessor Entity” or “Lessor Entities” means individually or collectively, as the context may require, Lessor and all Affiliates of Lessor.

“Lessee Improvements” has the meaning set forth in Section 19.02.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage, in all cases, to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect on (a) the value of any of the Properties; (b) the business, financial condition, worth or operations of Lessee; (c) Lessee’s ability to perform its obligations under this Lease; or (d) Lessor’s interests in any of the Properties, this Lease or the other Transaction Documents.

“Monetary Obligations” means all Rental and all other sums payable or reimbursable by Lessee under this Lease to Lessor, to any third party on behalf of Lessor, or to any Indemnified Party.

“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Lessor for the benefit of Lender with respect to any or all of the Properties, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Lessor in collecting such award or proceeds.

“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar laws, ordinances, regulations, policies or requirements of other states or localities.

“Officer’s Certificate” has the meaning set forth in Section 14.06.

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“Option Notice” has the meaning set forth in Section 19.01.

“Option Trigger Event” means, as to the Lessee named in this Lease, any Total Condemnation or any material Casualty.

“Other Agreements” means, collectively, all agreements and instruments now or hereafter entered into between, among or by (a) Lessee; and, or for the benefit of, (b) any of the Lessor Entities, including, without limitation, leases, promissory notes and guaranties, but excluding this Lease and all other Transaction Documents.

“Partial Condemnation” means a Condemnation which is not a Total Condemnation.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the states where the Properties are located.

“Permitted Facility” or “Permitted Facilities” means a boat manufacturing facility, all related purposes such as ingress, egress and parking, and uses incidental thereto and as otherwise reasonably consented to by Lessor or the use of a sublessee or assignee where consent is not required herein.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personalty” has the meaning set forth in Section 16.01.

“Price Index” means the Consumer Price Index which is designated for the applicable month of determination as the United States City Average for All Urban Consumers, All Items, less Food and Energy, Not Seasonally Adjusted, with a base period equaling 100 in 1982 - 1984, as published by the United States Department of Labor’s Bureau of Labor Statistics or any successor agency. In the event that the Price Index ceases to be published, its successor index as published by the same Governmental Authority which published the Price Index shall be substituted and any necessary reasonable adjustments shall be made by Lessor and Lessee in order to carry out the intent of Section 4.02. In the event there is no successor index, Lessor shall reasonably select an alternative price index that will constitute a reasonable substitute for the Price Index.

“Properties” means those parcels of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate).

“Purchase Closing Date” has the meaning set forth in Section 18.02(b).

“Purchase Offer” has the meaning set forth in Section 18.01.

“Purchase and Sale Agreement” means that certain Purchase and Sale Agreement dated the same date hereof between Lessor and Seller with respect to the Properties.

“Qualified Operator” has the meaning set forth in Section 14.04.

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“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local laws applicable to or regulating USTs.

“REIT” means a real estate investment trust as defined under Section 856 of the Code.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

“Rental” means, collectively, the Base Annual Rental and the Additional Rental.

“Rental Adjustment” means an amount equal to the lesser of (a) ten percent (10%) of the Base Annual Rental in effect immediately prior to the applicable Adjustment Date, or (b) the product of (i) the percentage change between the Price Index for the month which is two months prior to the Effective Date or the Price Index used for the immediately preceding Adjustment Date, as applicable, and the Price Index for the month which is two months prior to the applicable Adjustment Date; and (ii) the then current Base Annual Rental.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of any of the Properties by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Securities” has the meaning set forth in Section 17.11.

“Securities Act” means of the Securities Act 1933, as amended.

“Securitization” has the meaning set forth in Section 17.11.

“Seller” means the Seller of the Properties, as identified in the Purchase and Sale Agreement.

“SNDA” means subordination, nondisturbance and attornment agreement.

“Subject Purchase Price” has the meaning set forth in Section 18.01.

“Successor Lessor” has the meaning set forth in Section 13.04.

“Taking” means (a) any taking or damaging of all or a portion of the Properties (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The

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Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the law applicable to the Properties.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Third Party Offer” has the meaning set forth in Section 18.01.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.

“Total Condemnation” means a Condemnation of all or substantially all of any Property, including a Condemnation (other than for a temporary use) of such a substantial part of such Property resulting in the portion of the Property remaining after such Condemnation being unsuitable for use as a Permitted Facility, as determined by Lessee in the exercise of good faith business judgment.

“Transaction” has the meaning set forth in Section 14.01.

“Transaction Documents” means this Lease, the Purchase and Sale Agreement and all documents related thereto.

“Updated Financials” has the meaning set forth in Section 9.03.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

“USTs” means any one or combination of tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

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EXHIBIT B

LEGAL DESCRIPTIONS AND

STREET ADDRESSES OF THE PROPERTIES

Attached hereto are the true and correct legal descriptions and street addresses of the Properties.

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LEGAL DESCRIPTION

One Malibu Court, Merced, California 95340

THE LAND REFERRED TO HEREIN BELOW IS SITUATED IN THE CITY OF MERCED, COUNTY OF MERCED, STATE OF CALIFORNIA AND IS DESCRIBED AS FOLLOWS:

PARCEL A:

A merger of the following described Parcels: Parcel 2, 3, 5, 6, and 7, as shown on that certain Parcel Map for the City of Merced, filed for record on June 23, 1997 in Book 82 of Parcel Maps, Pages 32 through 35, Merced County Records, together with Lots 16 and 17 as shown on Map of “Merced Airport Industrial Park”, filed in Vol. 20 of Official Plats, Page 49, Merced County Records.

Pursuant to that certain Notice of Merger of Lots, LC #04-12, recorded October 14, 2004, as Document No. 2004-067874, Official Records.

Certificate of Map Correction recorded November 4, 1997, as Document No. 36466 in Book 3652 at Page 809, Official Records.

Amended Certificate of Map Correction recorded November 18, 1997, as Document No. 38388 in Book 3657 at Page 591, Official Records.

APN No. 059-420-066

PARCEL B:

Parcel 1, as shown on that certain Parcel Map for City of Merced, filed for record in Book 82 of Parcel Maps, Pages 32 through 35, Merced County Records.

Certificate of Map Correction recorded November 4, 1997, as Document No. 36466 in Book 3652 at Page 809, Official Records.

Amended Certificate of Map Correction recorded November 18, 1997, as Document No. 38388 in Book 3657 at Page 591, Official Records.

APN NO. 059-420-037

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LEGAL DESCRIPTION

5075 Kimberly Way, Loudon, Tennessee 37774

LOCATED in the First Civil District of Loudon County, Tennessee, and being a tract in the Sugar Limb Industrial Park and being inure particularly described as follows:

TO LOCATE THE BEGINNING PONT, begin at a point located at the intersection of the center lines of Natalie Drive with Kimberly Way; thence S 59°21’18” E. 95 56 feet from said point to an existing iron rod in the North right-of-way line of Natalie Drive; thence with the right-of-way line of Natalie Drive S 76°07’07” E 200 00 feet to a new iron rod corner to remaining lands of Sugarlimb industrial Park; thence with Sugarlimb Industrial Park S 14°25’40” F 70 45 feet to a new iron pin in the North right-of-way line of Norfolk-Southern Railway; thence with Norfolk-Southern Railroad spur eastwardly, in a long curve to the left (R=657 45, A=292.43, CH=290.02 feet) on a bearing of S 79°58’38” W, with a delta angle of 25°29’05”), to a new iron rod in the East right-of-way line of Kimberly Way; thence southwardly with the right-of-way line of Kimberly Way the following calls and distances: a curve to the right (R =150, A=82.78, CH=81 73 feet, on a bearing N. 04°53’03” W and a delta angle 31 37’06”) to a new iron rod; N 11° 06’39” E 39.30 feet to a new iron rod; a curve to the right (R=60, A=97.15 C11=86.88 feet on a bearing N 57°29’46” E with a delta angle 92°46’14”) to the POINT OF BEGINNING, containing 0.72 acres, according to survey by C2RL, Inc. Engineers 3286 North Park Boulevard., Alcoa, Tennessee 37701.

BEGINNING at a set iron rod located N 01° 52’45” W 374.93 feet from the center line intersection of Natalie Drive with Kimberly Way; thence S 75°49’20” W 45.00 feet to an existing iron rod in the East property line of Malibu Boats; thence with Malibu Boats N 14° 10’40” W 170 78 feet to an existing iron rod; thence continuing with Malibu Boats on the same line N 14°10’40” w 395 00 feet to an existing iron rod; thence leaving the building in a severance line N 75°49’ 20” E 45.00 feet to an iron rod set within the original retained railroad right-of-way; thence in a severance line with the remainder of the right-of-way S 14° 10’40” E 565.78 feet to the point of BEGINNING, containing 05.58 acres, as surveyed by C2RL, Inc Engineers, by survey done by Terry B. Romans, IRIS #2116, dated December 9, 2004.

Located in the First Civil District of Loudon County, Tennessee, and being known as Lot 6 of the Sugar Limb Industrial Park as shown on survey by Barge, Waggoner, Sumner & Cannon, Inc, titled “Lots 6 and 7 of Sugar Limb Industrial Park” dated July 14, 1992, bearing File Number 13046-00, and signed by Gary C Clark, RLS, Tennessee license No 1329, and being more particularly described as follows:

BEING, a parcel of land located in the First Civil District of Loudon County, Tennessee and in the Sugar Limb industrial Park, and lying on the west side of Kimberly Way and being more particularly described as follows:

BEGINNING, at a set iron rod located on the westerly right-of-way of Kimberly Way; and being 80 feet west of and located at right-angles to the centerline of Kimberly Way; and being the common corner of Lots 6 and 7 of the Sugar Limb Industrial Park; and being further described as being north 17 deg. 55 mm 43 sec west 536 54 feet from the intersection of the centerlines of Kimberly Way and Natalie Boulevard; THENCE, south 70 deg. 52 min. 30 sec west, 309 26 feet along the common line of Lots 6 and 7 to a set iron rod; THENCE, north 4 deg 28 min. 19 sec west, 399.74 feet along the west line of Lot 6 to a set iron rod at the terminus of an access easement; THENCE, north 68 deg. 30 min. 34 sec east, 192 00 feet along the common line with said access easement to a set iron rod on the westerly light-of-way of Kimberly Way, said iron rod being 80 feet west of and measured at right-angles to the centerline of Kimberly Way;

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THENCE, south 21 deg, 29 nun 26 sec east, 395 00 feet along the westerly right-of-way of Kimberly Way to the point of Beginning Containing 97,721 square feet or 2.243 acres: and subject to a 20-foot wide utility easement west of, and adjacent to the westerly right-of-way of Kimberly Way; and subject to a TVA flowage easement along the westerly margin of the lot The bearings in this description are based on NAD 83 (90) Tennessee Grid, and are as shown on survey by Barge, Waggoner, Sumner and Cannon, Inc. titled “Lots 6 and 7 of Sugar Limb Industrial Park” dated July 14, 1992, bearing File Number 13046-00, and signed by Gary C. Clark RLS, Tennessee License Number 1329.

ALSO CONVEYED AND SUBJECT to a Grant of Temporary Grading and Access Easement to Malibu Boats in Sugar Limb Industrial Park of record in Book 303, Page 29, in the Register’s Office for Loundon County, Tennessee,

Being the same property conveyed to Malibu Boats West Inc by Warranty Deeds dated May 4, 2006 and recorded in Book D309, page 148, and dated November 1, 2005 and recorded in Book D303 page 25 and dated July 17, 1992 in Warranty Deed Book 199, page 732, in the Register’s Office for Loudon County, Tennessee,

Parcel 2

SITUATED in the First (1st) Civil District of Loudon County Tennessee, and being an Industrial lot lying within the “Sugarlimb Industrial Park, and being a portion of Parcel 11.05 of Tax Map 37 in the Loudon County Register’s Office, and being more particularly bounded and described as follows:

BEGINNING at a set iron rod located on the westerly right-of-way of Kimberly Way; and being 80 feet west of and Located at right angles of the centerline of Kimberly Way; and being the common corner of Lots 6 and 7 of the Sugarlimb Industrial Park; and being further described as being North 17°55’43” West, 536.54 feet from the intersection of the common line of Kimberly Way and Natalie Boulevard; thence, the following calls along the westerly right-of-way line of Kimberly Way, South 21’29’26” East, 170.78 feet to an iron rod set thence, 614.27 feet along a curve to the right having a radius of 548.69 feet and a chord bearing of South 10° 34’53” West, and a chord distance of 582.69 feet to an iron rod set thence, South 42°39’12’ West, 80.14 feet to an iron rod set, thence, 240 51 feet along a curve to the left, having a radius of 598.69 feet and a chord bearing South 31° 08’41” West, 238.89 feet to an iron rod set; thence, leaving said right-of-way line North 04° 28’19” West, and a chord distance of 896.50 feet to an iron rod set common corner to Lots 6 and 7; thence North 70°52’30” East 309.26 feet along the common line of Lots 6 and 7 to the point of BEGINNING. containing 248,982 square feet or 5716 acres, according to the survey dated July 14, 1992 of Gary C Clark, Tennessee No. 1329, Barge, Waggoner, Sumner and Cannon, Suite 2400, Plaza Tower, Knoxville, Tennessee 37929.

Also conveyed herewith is a Grant of Easement from the City of Loudon to Malibu Boats West, Inc., which consists of 2 TRACT and is more particularly described in Warranty Deed Book 230, Page 807 in the Register’s Office for Loudon County, Tennessee.

BEING part of that property conveyed to Malibu Boats West, Inc by County of Loudon and City of Loudon by deed dated January 9, 1997, and of record in Deed Book 230, Page 804, in the Loudon County Register’s Office.

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Terms and Conditions as set forth in Lease Agreement by and between Loudon County, Tennessee, City of Loudon, Tennessee and Malibu Boats West Incorporated, recorded in Book 826, Page 397, aforesaid records, as affected by Correction Agreement recorded in Book 839, Page 486, aforesaid records.

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EXHIBIT C

FORM OF

AUTHORIZATION AGREEMENT — PRE-ARRANGED PAYMENTS

AUTHORIZATION AGREEMENT

PRE-ARRANGED PAYMENTS

Reference Number

I (We) (Tenant) authorize Midland Loan Services, Inc., (Servicer) to initiate entries identified below as required. Tenant further authorizes the bank below to post such entries to the identified checking account beginning with the payment draft date of             /            /            /. A minimum of thirty (30) days advance notice is required to process first payment by ACH.

Bank Name	Branch

City	State	Zip

***Transit - ABA	Account Number Information

ACCOUNT TYPE*** Please specify checking or savings account (C/S)

PLEASE FILL IN BANK INFORMATION CAREFULLY

ATTACH VOIDED CHECK FOR. ACCOUNT VERIFICATION

Automatic debits will be made on the payment due date established by the relevant lease documents, or the next subsequent business day if such date is not a business day. This authority may be terminated upon thirty days prior written notification from the tenant to the servicer. Tenant has the right to stop payment of any entry by notification to the bank prior to the scheduled debit date. If an erroneous entry is initiated by the servicer to the tenant’s account, tenant shall have the right to have the amount of such entry reversed by the bank. To initiate a reversal, the tenant must notify the bank in writing that an error has occurred and request a reversal. Such notice must be within 15 calendar days after the tenant receives the statement of account or other written notice from the bank identifying the error. Tenant hereby authorizes the servicer to impose a $60.00 returned item processing fee, subject to change, via ACH debit against the above-referenced account of the tenant if a non sufficient funds or stop payment item is charged against the servicer’s account.

Tenant	Tax Identification

Name(s)	Number

Date

Print Authorized Name

Authorized Signature

Print Authorized Name

Authorized Signature

4839-9503-5138.10 Spirit/Malibu Boats Master Lease Agreement CA and TN File No. 6457/02-5000	1

Contact Phone Number	Fax Number

Email Address:

Return Original to:	Midland Loan Services, Inc.
Attn: Portfolio Servicing
PO Box 25965
Shawnee Mission, KS 66225-5965
Fax Number: (913) 253-9001

4839-9503-5138.10 Spirit/Malibu Boats Master Lease Agreement CA and TN File No. 6457/02-5000	2

EXHIBIT D

STATE-SPECIFIC PROVISIONS

The following provisions shall be deemed a part of the Lease to the extent any of the Properties are located in the applicable states:

CALIFORNIA

In addition to the remedies otherwise provided elsewhere in this Lease, Lessor shall have the following remedies upon an Event of Default:

A. Terminate Lessee’s right to possession of the Properties by any lawful means, in which case this Lease shall terminate and Lessee shall immediately surrender possession of the Properties to Lessor. In such event Lessor shall be entitled to recover from Lessee all damages incurred by Lessor by reason of Lessee’s default, including (i) the cost of recovering possession of the Properties, expenses of reletting, including necessary renovation and alteration of the Properties, reasonable attorneys’ fees and costs, and any real estate commissions actually paid; (ii) the worth at the time of award of the unpaid Rent that had been earned at the time of termination; (iii) the worth at the time award of the amount by which the unpaid Rent that would have been earned after termination until the time of award exceeds the amount of such rental loss that the Lessee proves could have been reasonably avoided; (iv) the worth at the time of award, by the court having jurisdiction thereof, of the amount by which the unpaid Rent for the balance of the term after the time of such award exceeds the amount of such rental loss of the same period that Lessee proves could be reasonably avoided; (v) that portion of any leasing commission paid by Lessor applicable to the unexpired term of this Lease; and (vi) any other amount necessary to compensate Lessor for all the detriment proximately caused by Lessee’s failure to perform its obligations under the lease or which in the ordinary course of things would be likely to result therefrom. As used herein, the “worth at the time of award” shall be computed by allowing interest at the maximum rate permitted by law, but not higher than 13%. As used in herein, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

B. Maintain Lessee’s right to possession in which case this Lease shall continue in full force and effect whether or not Lessee shall have abandoned the Properties. In such event, Lessor shall be entitled to enforce all of its rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder.

C. Exercise the remedy described in California Civil Code Section 1951.4 (lessor may continue Lease in effect after lessee’s breach and abandonment and recover Rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).

4839-9503-5138.10 Spirit/Malibu Boats Master Lease Agreement CA and TN File No. 6457/02-5000	3

EXHIBIT E

PHYSICAL CONDITION ASSESSMENT SCHEDULE

[Schedule to be provided]

Note: Maintenance, repairs and replacements must be completed in accordance with the Property

Condition Assessment Reports prepared by EMG dated January 28, 2008

4839-9503-5138.10 Spirit/Malibu Boats Master Lease Agreement CA and TN File No. 6457/02-5000	4

Immediate and Short Term Repairs Cost Estimate

Property Name:	One Malibu Court	Square Footage:	141,918
Location:	Merced, California	Number Buildings:	3
EMG Project Number:	86194.07R-001.042	Reserve Term/Years:	12
		Building Age/Years:	10

Sec	Component or System	Comments	Quantity	Unit	Unit Cost	Immediate Total $	Short Term Total $
5.2	Asphalt pavement. Overlay.		3,500	SF	$0.50	$0	$1,750
	Immediate Repairs not required

Conditions noted in the immediate and Short Term Repairs Cost Estimate are representative of the overall conditions of the property. There may be more detail on specific assessment components in the report text, therefore the immediate and Short Term Repairs Cost Estimate should not be used as a stand alone document.			Total Repair Costs			$0	$1,750

			Cost per Square Foot			$0.00	$0.01

Table 1	2/26/2008

Immediate and Short Term Repairs Cost Estimate

Property Name:	5075 Kimberly Way (Malibu Boats, LLC)	Square Footage:	143,760
Location:	Loudon, Tennessee	Number Buildings:	1
EMG Project Number:	86194.07R-002.042	Reserve Term/Years:	12
		Building Age/Years:	16

Sec	Component or System	Comments	Quantity	Unit	Unit Cost	Immediate Total $	Short Term Total $
3.2	ADA Accessibility	Itemized costs are provided in Section 3.2 of the report	1	LS	$670.00	$0	$670
5.2	Asphalt pavement, Full depth repair	Localized repairs required	1,250	SF	$2.50	$0	$3,125
6.3	Exhaust Pipe	Reconfigure exhaust pipe to extend past roofline	1	LS	$1,500.00	$1,500	$0

Conditions noted in the immediate and Short Term Repairs Cost Estimate are representative of the overall conditions of the property. There may be more detail on specific assessment components in the report text, therefore the immediate and Short Term Repairs Cost Estimate should not be used as a stand alone document.			Total Repair Costs			$1,500	$3,795

			Cost per Square Foot			$0.01	$0.03

Table 1	3/4/2008

EXHIBIT F

PURCHASE OFFER MULTIPLE CHART

Lease Term Year (Including Lease Extension Options)	Purchase Price Multiple

6	1.100
7	1.122
8	1.144
9	1.167
10	1.191
11	1.214
12	1.239
13	1.264
14	1.289
15	1.315
16	1.341
17	1.368
18	1.395
19	1.423
20	1.451
21	1.480
22	1.510
23	1.540
24	1.571
25	1.602
26	1.635
27	1.667
28	1.701
29	1.735

Table 1

30	1.769
31	1.805
32	1.841
33	1.878
34	1.915
35	1.953
36	1.992
37	2.032
38	2.073
39	2.114
40	2.157
41	2.200
42	2.244
43	2.289
44	2.335
45	2.381
46	2.429
47	2.477
48	2.527
49	2.578
50	2.629

Table 1